Exhibit 10.2

CREDIT AGREEMENT

dated as of

May 1, 2015

among

ATLAS GROWTH PARTNERS, L.P.,

as Borrower,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

Annexes, Exhibits and Schedules

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Effective Date
Exhibit F	Form of Guaranty Agreement
Exhibit G	Form of Security Agreement
Exhibit H	Form of Assignment and Assumption
Exhibit I	Form of Reserve Report Certificate
Exhibit J	Form of Joinder Agreement
Exhibit K-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit K-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit K-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit K-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.11	ERISA
Schedule 7.15	Subsidiaries and other Equity Interests
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing Contracts
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Investments
Schedule 9.13	Affiliate Transactions

v

THIS CREDIT AGREEMENT, dated as of May 1, 2015, is among ATLAS GROWTH PARTNERS, L.P. (the “Borrower”), a Delaware limited partnership; each of the Lenders from time to time party hereto; and WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 6.01 hereof, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, any Person that owns directly or indirectly 5% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on that day (or if that day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate, respectively.

“Annualized EBITDA” means, for the purposes of calculating the financial ratios set forth in Section 9.01(a) and Section 9.01(b) for each Rolling Period ending on or prior to the last day of the second full fiscal quarter following the First Redetermination Date, the Borrower’s actual EBITDA for such Rolling Period multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
Last day of fiscal quarter during which the First Redetermination Date occurs	4
Last day of first full fiscal quarter following the First Redetermination Date	2
Last day of second full fiscal quarter following the First Redetermination Date	4/3

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any Loan, the applicable rate per annum set forth below based on Borrowing Base Utilization Percentage on such day:

Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
≥ 90%	2.75%	1.75%	0.500%
≥ 75% and < 90%	2.50%	1.50%	0.500%
≥ 50% and < 75%	2.25%	1.25%	0.500%
≥ 25% and < 50%	2.00%	1.00%	0.375%
< 25%	1.75%	0.75%	0.375%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of a change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I or as may be adjusted from time to time in accordance with the terms hereof; provided that in the case of Section 2.08(j) when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.08(j) shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amounts) represented by such Lender’s Maximum Credit Amount. If the Maximum Credit Amounts have terminated or expired, the Applicable Percentages will be determined based upon the Maximum Credit Amounts most recently in effect, giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, or (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland Sewell & Associates, Inc., (c) Wright & Company, (d) Schlumberger Ltd., (e) Cawley Gillespie and Associates, Inc., (f) WD Von Gotten, (g) Degolyer and McNaughton, (h) HJ Gruy and Associates, Inc., (i) Lee Keeling and Associates, (j) Sproule, (k) La Roche, (l) W. Cobb and Associates and (m) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignee” has the meaning set forth in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit H or any other form reasonably approved by the Administrative Agent.

“Availability Period” means the period from and including the Initial Loans Effective Date to but excluding the Termination Date.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any other Loan Party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(f), Section 2.07(g) or Section 8.12(d).

“Borrowing Base Deficiency” means, as of any date of determination, a Borrowing Base Utilization Percentage greater than 100%.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property of a Loan Party or any Swap Agreement in respect of commodities, the value the Administrative Agent, upon determination in accordance with the procedures of Section 2.07(c)(i), attributed to such asset in connection with the most recent determination of the Borrowing Base.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of the Subsidiaries having a fair market value in excess of the Threshold Amount.

“Change of Control” means an event or series of events by which:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting in concert as a partnership or other “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests (excluding general partner consents) of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(b) at any time from and after a Qualifying IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting in concert as a partnership or other “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests (excluding general partner consents) of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(c) the Borrower or another Loan Party ceases to own 100% of the Equity Interests of any Guarantor except in connection with a transaction permitted hereunder;

(d) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(e) the General Partner ceases to be the sole general partner of the Borrower or ceases to maintain Sole Management Control of the Borrower; or

(f) Parent, the Borrower, or one or more of each of their Affiliates, ceases to own at least 51% of the Equity Interests of the General Partner.

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Cima Acquisition” means the acquisition by Atlas Growth Eagle Ford, LLC and ARP Eagle Ford, LLC of certain Oil and Gas Properties from Cima Resources, LLC and Cinco Resources, Inc. pursuant to the Cima Acquisition Agreement.

“Cima Acquisition Agreement” means that certain Purchase and Sale Agreement dated as of September 24, 2014 among Atlas Resource Partners, L.P., ARP Eagle Ford, LLC, Atlas Growth Eagle Ford, LLC, Cima Resources, LLC and Cinco Resources, Inc., as amended from time to time to the extent permitted by Section 9.22.

“Cima Acquisition Deferred Purchase Price Obligations” means all obligations of any Loan Party to make any payment or payments in respect of the deferred purchase price of the Cima Acquisition pursuant to the Cima Acquisition Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b); and “Commitments” means the aggregate amount of the Commitments of all the Lenders. The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base. As of the Effective Date, the aggregate Commitments of the Lenders are $0.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.

“Compliance Certificate” means the certificate required to be delivered by the Borrower to the Administrative Agent pursuant to Section 8.01(c).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 12.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Net Income” means with respect to the Borrower and the Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to the Borrower or a Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Law applicable to such Subsidiary or is otherwise restricted or prohibited, to the extent so restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; and (e) any gains or losses attributable to writeups or writedowns of assets, including writedowns under ASC Topics 350 and 360; provided further that if the Borrower or any Subsidiary shall consummate a Material Acquisition or Material Disposition (other than a disposition permitted under Section 9.11(h)), then Consolidated Net Income shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition had occurred on the first day of the period consisting of the four consecutive fiscal quarters of the Borrower ending on the last day of the most recently ending fiscal quarter for which financial statements are available and otherwise in accordance with Regulation S-X of the SEC.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and such Lender’s LC Exposure at such time.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services other than accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) which are no more than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the Property encumbered, as determined by such Person in good faith; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments for periods in excess of 120 days prior to the day of delivery, other than sales of Hydrocarbons and gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, or by Law but only to the extent of such liability; (l) the liquidation value of Disqualified Capital Stock of such Person; and (m) the undischarged balance of any dollar denominated production payment (but not any volumetric production payment) created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Debt of any Person described in clauses (f), (g) and (h) of this definition shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation of such other Person and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Debt, unless such primary obligation and/or the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Debt shall be deemed to be equal to such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement, (c) failed, within five (5) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it; provided that, for the avoidance of doubt, a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, or (y) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Person to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of (a) the United States of America or any state thereof or (b) the District of Columbia.

“EBITDA” means, for any period, an amount determined for the Borrower and the Subsidiaries determined on a consolidated basis in accordance with Section 1.05 equal to (a) the sum of (i) Consolidated Net Income for such period, plus, (ii) without duplication and to the extent deducted from Consolidated Net Income in such period, (A) interest, income taxes, depreciation, depletion, amortization, goodwill and other impairment, non-cash compensation on long-term incentive plans, non-cash losses including non-cash losses resulting from mark to market accounting of Swap Agreements, (B) reasonable and customary fees and expenses incurred or paid in connection with the consummation of the Transactions and acquisition transactions not prohibited by the terms of this Agreement or the other Loan Documents, and (C) any net loss from disposed or discontinued operations, and (D) Restricted Payments made in respect of preferred Equity Interests of the Borrower permitted under Section 9.04 during such period, minus (b) to the extent included in Consolidated Net Income, non-cash gains including non-cash gains resulting from mark to market accounting of Swap Agreements.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Laws pertaining in any way to human health, employee safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidances promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of 30 days notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, or (f) any other event or condition which would constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising by virtue of any statutory, common law or contract provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of the Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business covering only the Property under lease; (j) any obligations (other than Debt) or duties affecting any of the Property of the Borrower or any Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit; and (k) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary covering only the assets so leased; provided further that (1) Liens described in clauses (a) through (d), and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced unless such action is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP and (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Lien.

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Indebtedness in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Indebtedness in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Indebtedness in respect of any Swap Agreement. If, with respect to any

Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), and (d) any U.S. federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated May 1, 2015, between the Borrower and Wells Fargo Bank, National Association.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the General Partner.

“First Redetermination Date” means the date that the first redetermination of the Borrowing Base becomes effective after a request is made for such redetermination pursuant to Section 2.07(a).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Partner” means Atlas Growth Partners GP, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank) over the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, any Issuing Bank or any Lender.

“Guarantors” means Atlas Growth Holdings Operating Company, LLC, a Delaware limited liability company, Atlas Growth Texas, LLC, a Texas limited liability company, Atlas Growth Oklahoma, LLC, an Oklahoma limited liability company, Atlas Growth Eagle Ford, LLC, a Texas limited liability company, and any other Subsidiary of the Borrower that after the Effective Date guarantees the Indebtedness to the Administrative Agent pursuant to Section 8.13(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F unconditionally guarantying, on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, at any time of determination, defects or clouds on title, discrepancies in net revenue and working interest ownership percentages and other discrepancies (in each case, between what is shown on the most recently delivered Reserve Report and that which is set forth in the title information provided by a Loan Party to the Administrative Agent hereunder) and other Liens (other than Excepted Liens), defects, and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties in an amount greater than five percent (5%) of the Borrowing Base Value of all Oil and Gas Properties evaluated in the most recent Reserve Report delivered under this Agreement.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any other Loan Party: (a) to the Administrative Agent, any Issuing Bank, or any Lender under any Loan Document including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Person under any Secured Swap Agreement; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or restatements of any of the above; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Indebtedness” owing by such Guarantor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Borrowing Base Reserve Report” means a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties prepared by one or more Approved Petroleum Engineers with an “as of” date reasonably acceptable to the Administrative Agent, which Reserve Report will be used in connection with the establishment of an initial Borrowing Base that is greater than $0 hereunder.

“Initial Loans Effective Date” has the meaning assigned such term in Section 6.02.

“Initial Loans Financial Statements” means the Borrower’s (a) consolidated balance sheet and statements of operations, partners’ equity and cash flows for the most recently ended fiscal quarter preceding the First Redetermination Date for which financial statements are available, all certified by one of its (or its General Partner’s) Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (b) audited consolidated balance sheet and statements of operations, partners’ equity and cash flows for the most recently ended fiscal year preceding the First Redetermination Date for which financial statements are available, if applicable, all certified by one of its (or its General Partner’s) Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period may have a term which would extend beyond the Maturity Date and (c) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which the Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, capital contributions, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of an advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person.

“Issuing Bank” means Wells Fargo Bank, National Association in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” will include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a joinder agreement in the form of Exhibit J or any other form reasonably approved by the Administrative Agent.

“Law” means (a) a law, statute, ordinance, treaty, permit, rule or regulation of any Governmental Authority, (b) a court decision, judgment, order, decree, injunction or ruling, and (c) a regulatory bulletin or guidance, or examination order or recommendation of a Governmental Authority.

“LC Commitment” at any time means the lesser of (a) 10% of the Borrowing Base in effect at such time and (b) $5,000,000.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (by the borrowing of Loans or otherwise). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower or entered into by the Borrower with any Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum (not less than zero percent (0%)) determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period reported by Bloomberg L.P. in its index of rates as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such index, the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and the Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing. “Lien” shall not include the interest of the Borrower or any Subsidiary in any Property subject to a Synthetic Lease.

“Loan Documents” means this Agreement, the Notes, if any, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, and any and all other material agreements or instruments now or hereafter executed and delivered by any Loan Party or any other Person (other than Swap Agreements or agreements regarding the provision of Bank Products with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with the Indebtedness, this Agreement and the transactions contemplated hereby, as such agreements may be amended, modified, supplemented or restated from time to time.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means a transaction or series of transactions comprised of the acquisition of the Equity Interests of a Person or the acquisition of assets from a Person, in each case for consideration of at least $1,000,000.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the operations, Properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Subsidiaries, taken as a whole, to carry out their business as of the Effective Date, (c) the ability of the Loan Parties, taken as a whole, to perform fully and on a timely basis their obligations under any of the Loan Documents that are material to the interests of the Lenders, or (d) the validity or enforceability of any of the Loan Documents or the material rights and remedies available to the Administrative Agent, any Issuing Bank, or any Lender under any Loan Document.

“Material Disposition” means a transaction or series of transactions comprised of the sale, lease, assignment, conveyance or transfer of the Equity Interests of a Person or the assets of a Person, in each case for the consideration of at least $1,000,000.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time, including unpaid amounts in respect of such Swap Agreement.

“Maturity Date” means May 1, 2020.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b). As of the Effective Date, the Aggregate Maximum Credit Amounts of the Lenders are $250,000,000.

“Minimum Title Information” means title information in form and substance reasonably satisfactory to the Administrative Agent as to the Loan Parties’ ownership (whether in fee or by leasehold) of at least 80% of the total value of all Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means a mortgage, deed of trust, or similar document in form and substance reasonably satisfactory to the Administrative Agent on an Oil and Gas Property directly owned (whether in fee or by leasehold) by a Loan Party where such Loan Party is the mortgagor and the Administrative Agent is the mortgagee pursuant to which a Lien on the Mortgaged Property covered thereby is created in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined therein), as the same may be amended, amended and restated, modified or supplemented from time to time.

“Mortgaged Property” means any Property directly owned (whether in fee or by leasehold) by any Loan Party which is subject to a Lien created by the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Asset Control of the Department of Treasury of the United States of America.

“Oil and Gas Properties” means each of the following: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means any and all agreements, certificates, operating agreements, partnership agreements, limited liability company agreements, charters, articles, bylaws, and similar documents pertaining to the organization or governance of any Person referenced in this Agreement, in each case whether now or hereafter existing and as each has been and hereafter may be supplemented, amended or restated from time to time.

“Original Reserve Report” means the internally prepared Reserve Report(s) covering the Oil and Gas Properties of the Loan Parties, which Reserve Report is dated as of December 31, 2014 and prepared as of March 3, 2015.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” means Atlas Energy Group, LLC, a Delaware limited liability company.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Partnership Agreement” means that certain Agreement of Limited Partnership of the Borrower, dated as of February 11, 2013, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, as of any date of determination for purposes of calculating compliance with the financial covenants contained in Section 9.01 on a pro forma basis, (a) with respect to the financial covenants set forth in Section 9.01(a) and Section 9.01(b), (i) calculating Consolidated Net Income and EBITDA as if the merger or consolidation with any Subsidiary or any Material Acquisition (each of the foregoing, a “Subject Transaction”), as applicable, had occurred on the first day of the period consisting of the four consecutive fiscal quarters of the Borrower ending on the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 8.01, (ii) calculating Total

Funded Debt (or Total Net Funded Debt, as applicable) as of the date of the Subject Transaction (after giving effect to the Subject Transaction and the incurrence of any Debt in such Subject Transaction, but excluding Debt owed to the Borrower or any Subsidiary) and (iii) otherwise making such calculations in accordance with Regulation S-X of the SEC and (b) with respect to the financial covenant set forth in Section 9.01(c), calculating current assets acquired, and current liabilities assumed, in the Subject Transaction as if such assets and liabilities had been acquired or assumed as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 8.01.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“Purchase Money Debt” means Debt (a) consisting of the deferred purchase price of property, plant and equipment, conditional sale obligations, obligations under any title retention agreement and other obligations incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Debt does not exceed the greater of (i) the cost of the asset being financed and (ii) the fair market value of such asset, and (b) incurred to finance such acquisition, construction or improvement by the Borrower or a Subsidiary of such asset; provided however that such Debt is incurred within 180 days after such acquisition or the completion of such construction or improvement.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” means the issuance by the Borrower of its common Equity Interests generating (individually or in the aggregate together with any prior initial public offering) gross proceeds exceeding $50,000,000, in an underwritten primary public offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination” means any Scheduled Redetermination or Interim Redetermination.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.09.

“Required Lenders” means (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure are outstanding, two or more Lenders having at least 66- 2⁄3% of the Aggregate Maximum Credit Amounts and (ii) at any time while any Loans or LC Exposure are outstanding, two or more Lenders holding at least 66- 2⁄3% of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participations in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Required Mortgage Value” as of any date of determination, means an amount equal to 80% of the aggregate value attributed to all Oil and Gas Properties directly owned (whether in fee or by leasehold) by the Loan Parties evaluated in the most recently delivered Reserve Report.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the date set forth therein the oil and gas reserves attributable to the Oil and Gas Properties of the Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, together with a supplement indicating future net income based upon the Administrative Agent’s usual and customary pricing assumptions for oil and gas loans then in effect and provided by the Administrative Agent to the Borrower, in each case reflecting Swap Agreements in place with respect to such production. Each Reserve Report shall include a report on a well by well basis reflecting the working and revenue interests for the Borrower and each Guarantor and such other information and in such form as may be reasonably requested by the Administrative Agent.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the General Partner.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person (including any return of capital), or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests and (b) any payment of management fees, advisory fees or similar fees by the Borrower or any Restricted Subsidiary to any holders of their Equity Interests or any Affiliates thereof.

“Rolling Period” means (a) for the fiscal quarter in which the First Redetermination Date occurs, and for each of the first two full fiscal quarters ending after the last day of the fiscal quarter in which the First Redetermination Date occurs, the applicable period commencing on the first day of the fiscal quarter in which the First Redetermination Date occurs and ending on the last day of such applicable fiscal quarter, and (b) for each fiscal quarter ending thereafter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Secured Swap Agreement” means a Swap Agreement between the Borrower or any other Loan Party and a Person who entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, but excluding any additional transactions or confirmations entered into after such Person ceases to be a Lender or an Affiliate of a Lender; provided that any such Swap Agreement shall cease to be a “Secured Swap Agreement” after assignment by such Lender or Affiliate of a Lender of such Swap Agreement to a Person that is not a Lender or an Affiliate of a Lender.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means a Security Agreement among the Borrower, the Guarantors and the Administrative Agent in substantially the form of Exhibit G (or otherwise in form and substance acceptable to the Administrative Agent) granting Liens and a security interest on the Loan Parties’ personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined therein) to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Security Agreement Supplement” means a supplement to the Security Agreement in the form of Annex 1 to the Security Agreement or any other form reasonably approved by the Administrative Agent.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, Mortgages and other agreements, instruments or stock certificates described or referred to in Exhibit E, and any and all other agreements or instruments now or hereafter executed and delivered by any Loan Party or any other Person (other than Swap Agreements or agreements regarding the provision of Bank Products with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) as security for the payment or performance of, or to perfect the grant of a Lien to secure obligations under, the Indebtedness, the Notes, if any, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means any unsecured notes issued by any Loan Party under Section 9.02(n) or Section 9.02(o) and, without duplication, any guarantees thereof by the Borrower or a Guarantor.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sole Management Control” means, with respect to the Borrower, the ability, through voting power, by contract or otherwise, to direct all limited partnership actions of such Person without requiring the approval, consent, or vote of any other Person to the extent such approval, consent or vote is not required for such actions as of the Effective Date.

“Solvent” means when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“SPE Definitions” means with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), any other Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent and/or one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act). For the sole purpose of Section 9.17, the term “Swap Agreement” shall be deemed to exclude all purchased put options or floors for Hydrocarbons.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means (a) if the Borrowing Base is less than or equal to $10,000,000 at such time, $1,000,000 and (b) if the Borrowing Base is greater than $10,000,000 at such time, $2,000,000.

“Total Funded Debt” means, at any date, all Debt of the Borrower and the Subsidiaries on a consolidated basis other than (a) contingent obligations in respect of Debt described in clause (b) of the definition of “Debt”, (b) Debt described in clauses (c) (other than Cima Acquisition Deferred Purchase Price Obligations and other than Debt incurred under Section 9.02(c)), (j), (k), and (m) of the definition of “Debt” and (c) all Debt of others of the types described in clauses (c), (j), (k) and (m) of the definition of “Debt” that is guaranteed by the Borrower or any Restricted Subsidiary or for which the Borrower or any Restricted Subsidiary otherwise assures a creditor against the loss of such Debt (however such assurance is made). For the avoidance of doubt, “Total Funded Debt” shall (i) not include “asset retirement obligations” as such term is used in ASC Topic 410 to the extent such term relates to the plugging and abandonment of wells and (ii) include Cima Acquisition Deferred Purchase Price Obligations (if any) and any Debt incurred under Section 9.02(c).

“Total Net Funded Debt” means, at any date, an amount equal to the remainder of (a) all Total Funded Debt minus (b) all cash and cash equivalents of the Borrower and the Guarantors.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including,” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

Section 1.05 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment and (b) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $250,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a promissory note, then the Borrower shall execute and deliver a single promissory note of the Borrower in substantially the form of

Exhibit A, payable to such Lender in a principal amount equal to its Maximum Credit Amount as then in effect, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a “written Borrowing Request”): (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New York time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York, New York time, on the date of the proposed Borrowing. Each telephonic and written Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Borrowing), and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing, prior to 12:00 p.m., New York, New York time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. No payment required and made by the Borrower under this paragraph will be subject to any break funding payment under Section 5.02.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the First Redetermination Date, the amount of the Borrowing Base shall be zero dollars ($0). The amount of the Borrowing Base shall remain at zero dollars ($0) until the Borrower makes an initial request that the Borrowing Base be redetermined in accordance with the procedures set forth in this Section 2.07 as if such request were an Interim Redetermination.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined amounts shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders on May 1st and November 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing with the first May 1st or November 1st following the First Redetermination Date. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during each six month period, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07. The Borrower may also elect to have one additional Interim Redetermination between Scheduled Redeterminations in connection with (i) any acquisition of Oil and Gas Properties having a fair market value of $5,000,000 or more or (ii) any sale or other disposition of Properties or termination of Swap Agreements in respect of commodities where the Properties so sold or Swap Agreements so terminated have a fair market value of $5,000,000 or more. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(f), Section 2.07(g) or Section 8.12(d).

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and Section 8.11(c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and Section 8.11(c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall propose a new Borrowing Base (the “Proposed Borrowing Base”) equal to its good faith determination of a new Borrowing Base based upon the Engineering Reports and such other information including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Borrower’s other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amount.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a), Section 8.11(c) in a timely and complete manner, then on or before the first to occur of April 15th and October 15th following the date of delivery (or, in each case, such date promptly thereafter as reasonably practicable) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a), Section 8.11(c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly after the Administrative Agent has received the required Engineering Reports, and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i).

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Such decisions relating to the Borrowing Base will be made by each Lender in good faith and based upon such criteria as such Lender deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such 15 days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such 15 days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved the Proposed Borrowing Base, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved the Proposed Borrowing Base, as aforesaid, then the Administrative Agent shall poll the Lenders to determine the highest amount approved by all of the Lenders in the case of an amount that would increase the Borrowing Base, or the Required Lenders in the case of an amount that would decrease or maintain the Borrowing Base, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall promptly (but in no event later than five (5) Business Days after such approval or deemed approval) notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”) and the amount of the Borrowing Base set forth therein shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) by the applicable date specified in Section 8.11, then on the first to occur of May 1st or November 1st following delivery of the New Borrowing Base Notice (or promptly thereafter as reasonably practicable), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) by the applicable date specified in Section 8.11, then on the Business Day next succeeding delivery of the New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of the New Borrowing Base Notice.

(e) Duration of Borrowing Base. Following delivery of the New Borrowing Base Notice, the amount of the Borrowing Base set forth in the New Borrowing Base Notice shall be the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base, to the extent applicable, under Section 2.07(f), Section 2.07(g) or Section 8.12(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(f) Reduction of Borrowing Base upon Sale of Properties or Termination of Swap Agreements. In addition to the other redeterminations of the Borrowing Base provided for herein, if at any time the aggregate Borrowing Base Value of Properties sold or disposed of, and Swap Agreements in respect of commodities terminated or otherwise monetized, pursuant to Section 9.11(d) in any period between Redeterminations of the Borrowing Base, exceeds five percent (5%) of the Borrowing Base as of the last Redetermination, then, unless the Borrower has timely exercised its right to an Interim Redetermination pursuant to Section 2.07(b), to the extent available, such that the Redetermination Date with respect to such Interim Redetermination may occur simultaneously with the consummation of such designation, sale or disposition (or, in the case of a Swap Agreement, termination or other monetization), the Borrowing Base shall be automatically reduced, effective immediately upon such designation, sale or disposition (or, in the case of a Swap Agreement, termination or other monetization) by an amount equal to the Borrowing Base Value of such Properties sold or disposed of, and Swap Agreements in respect of commodities terminated or otherwise monetized. Immediately upon such reduction, if applicable, the Borrowing Base shall be automatically redetermined by the Administrative Agent to reflect such reduction and shall become the new Borrowing Base effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(g) Reduction of Borrowing Base Upon Issuance of Senior Notes. In addition to the other redeterminations of the Borrowing Base provided for herein, and notwithstanding anything to the contrary contained herein, upon the issuance of any Senior Notes permitted by Section 9.02(n), from and after the First Redetermination Date, the Borrowing Base then in effect shall be automatically reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Senior Notes (without regard to any initial issue discount), as applicable, and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders on such date until the next redetermination or modification of the Borrowing Base pursuant to this Agreement.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request an Issuing Bank to issue US dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is five (5) Business Days prior to the end of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (unless otherwise agreed by the applicable Issuing Bank, not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Credit Exposures shall not exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base). No letter of credit issued by any Issuing Bank shall be deemed to be a “Letter of Credit” issued under this Agreement unless such Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in the foregoing clauses (x) and (y) are true and correct.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and shall guarantee the reimbursement of any Letter of Credit issued for the account of a Loan Party.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than the fifth (5th) Business Day after the Borrower shall have received notice of such LC Disbursement, together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for ABR Loans for each day such LC Disbursement shall remain outstanding through the fifth (5th) Business Day following its receipt of notice of such disbursement and (ii) thereafter, the post default rate for ABR Loans for the period from and including the sixth (6th) Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount; provided that, unless the Borrower shall have notified the Administrative Agent to the contrary not later than 10:00 a.m., New York City time, on the Business Day next following the date on which the Borrower shall have been notified of such LC Disbursement, the Borrower will be deemed to have requested, and the Borrower does hereby request under such circumstances, in accordance with Section 2.03 that such payment be financed with an ABR Borrowing on such Business Day in an equivalent amount and, to the extent the Borrower satisfies the condition precedent to such ABR Borrowing set forth in Section 6.03(b), the

Borrower’s obligation to make such payment shall be discharged with the proceeds of the requested ABR Borrowing. If the Borrower fails to make such payment when due and the Borrower is not entitled to make a Borrowing in the amount of such payment, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank, such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(i), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit not later than one Business Day after receipt of notice from the Administrative Agent (or, if such notice is received after 12:00 p.m. Noon, New York, New York time, not later than the second Business Day after receipt of such notice), in a deposit account with the Administrative Agent, cash collateral for the benefit of the Lenders in an amount equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in Section 10.01(g) or Section 10.01(h). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a first priority perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(i) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Loan Party may now or hereafter have against any such beneficiary, the Issuing Banks, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the other Loan Parties’ obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC). Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower’s risk and expense, in Investments described in Section 9.05(c) through (f). Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Loan Parties under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (or, if such notice is received after 12:00 p.m. Noon, New York, New York time, within two (2) Business Days following receipt of such notice) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.08(j), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.08(j), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.08(j), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.08(j), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.08(j)(i) (and any Defaulting Lender shall not participate therein).

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Loan Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate applicable to ABR Loans as provided in Section 3.02(a), or if no rate is then applicable to such amount, at a rate per annum equal to 2.0% plus the highest rate then applicable to ABR Loans as provided in Section 3.02(a).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b), but each prepayment must be in an amount that is an integral multiple of $100,000 and not less than $250,000.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New York time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York, New York time, one Business Day prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than pursuant to Section 3.04(c)) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), a Borrowing Base Deficiency exists, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount sufficient to fully eliminate such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(i).

(ii) Upon any Scheduled Redetermination or Interim Redetermination of the Borrowing Base in accordance with Section 2.07(b) or any adjustment to the Borrowing Base under Section 8.12(d), if a Borrowing Base Deficiency results therefrom, then the Borrower shall, within 30 days following receipt of the New Borrowing Base Notice or notice pursuant to Section 8.12(d), as applicable, provide written notice to the Administrative Agent stating the action which the Borrower proposes to take to eliminate such Borrowing Base Deficiency, and the Borrower shall, within 30 days (or 60 days in the case of clause (C) of this Section 3.04(c)(ii)) after its receipt of a New Borrowing Base Notice or notice pursuant to Section 8.12(d), as the case may be: (A) prepay the Loans in an amount equal to the full amount sufficient to eliminate such Borrowing Base Deficiency, (B) prepay the Loans in an amount sufficient to fully eliminate such Borrowing Base Deficiency in four equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice or notice, as the case may be (provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date), (C) submit (and pledge as Mortgaged Properties pursuant to a Mortgage) to the Administrative Agent not later than 60 days after its receipt of a New Borrowing Base Notice or notice pursuant to Section 8.12(d), additional Oil and Gas Properties directly owned (whether in fee or by leasehold) by a Loan Party for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Lenders in good faith deem sufficient in their sole discretion and consistent with their normal oil and gas lending criteria as they exist at the time of determination to fully eliminate such Borrowing Base Deficiency or (D) undertake a combination of the actions specified in clauses (B) and (C) of this Section 3.04(c)(ii) to fully eliminate such Borrowing Base Deficiency. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(i).

(iii) Upon any adjustment to the Borrowing Base pursuant to Section 2.07(f) or Section 2.07(g) the Borrower shall (A) prepay Borrowings in an aggregate principal amount, if any, necessary to fully eliminate any resulting Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(i). The Borrower shall make such prepayment and/or deposit of cash collateral on or prior to the second Business Day immediately following the date it receives notice from the Administrative Agent of such reduction of the Borrowing Base and resulting Borrowing Base Deficiency.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding as the Borrower may direct.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02, and shall not result in a reduction in the Maximum Credit Amounts.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of each Lender’s Applicable Percentage of the Borrowing Base during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin for Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any year, and (iii) to each Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year will be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees will be payable on the Termination Date and any such fees accruing after the Termination Date will be payable on demand. Any other fees payable to the Issuing Banks pursuant to this Section 3.05(b) will be payable within 10 days after demand. All participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent in the Fee Letter.

(d) Defaulting Lender Fees. Subject to Section 2.08(j), the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or reimbursement of LC Disbursements or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time prior the Termination Date, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied: first, ratably to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to outstanding principal of the Loans and unreimbursed LC Disbursements; and fifth, if required by the terms of this Agreement, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; in each case, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Loan Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and under this Agreement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the

Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant hereto then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the other Loan Parties unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each other Loan Party’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower or any other applicable Loan Party and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Parties.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition (other than Excluded Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, in each case by an amount deemed by such Lender to be material, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or such Guarantor shall make such deductions and (c) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03)

and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or any Issuing Bank as to the amount of such payment or liability under this Section 5.03) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS

Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) FATCA. If a payment made to a Lender under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i) Survival. The agreements in this Section 5.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.04 Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender becomes a Defaulting Lender, (d) any Lender has not approved an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), or (e) any Lender has not approved a proposed waiver or amendment requiring 100% approval or consent (other than an increase in the Borrowing Base) but which has been approved by Lenders holding 50% or more of the then outstanding Commitments, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments or will result in the approval of the proposed Borrowing Base.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans; provided that the Borrower shall not be required to make any payments pursuant to Section 5.02 as a result of the conversion of any Affected Loans under this Section 5.06.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to this Agreement or the Fee Letter, including, to the extent invoiced to the Borrower at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the General Partner on behalf of itself, the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or other applicable managing Person) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the General Partner, the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or other applicable governing documents) of the General Partner, the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received recent certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the General Partner, the Borrower and each Guarantor.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments will, when properly executed and recorded, create first priority, perfected Liens (except for Excepted Liens, but subject to the provisos at the end of such definition and subject to Immaterial Title Deficiencies) on at least the Required Mortgage Value of Oil and Gas Properties evaluated in the Original Reserve Report and all other Property purported to be pledged as collateral pursuant to such Security Instruments; and

(ii) have received certificates, together with undated, blank stock powers (or the equivalent for Persons that are not corporations) for each certificate, representing all of the certificated issued and outstanding Equity Interests (other than any Excluded Property (as defined in the Security Agreement)) of each Subsidiary.

(g) The Administrative Agent shall have received an opinion in form and substance reasonably acceptable to the Administrative Agent of (i) Paul Hastings LLP, special counsel to the Borrower and (ii) local counsel in each jurisdiction reasonably requested by the Administrative Agent.

(h) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and the Subsidiaries evidencing that such Persons are carrying insurance in accordance with Section 7.13.

(i) The Administrative Agent shall have received Minimum Title Information with respect to the Oil and Gas Properties evaluated in the Original Reserve Report.

(j) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (or General Partner) certifying that (i) the Borrower or another Loan Party has received all consents and approvals required by Section 7.03 and (ii) no action, investigation, litigation or proceeding is pending or threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(l) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Original Reserve Report accompanied by a certificate covering the matters described in Section 8.11(c)(i).

(m) The Administrative Agent shall have received appropriate UCC and other Lien and real property record search certificates from Delaware, Texas, Oklahoma, any additional jurisdiction of organization of each Loan Party, and any other jurisdiction reasonably requested by the Administrative Agent, in each case reflecting no Liens encumbering the Properties of each Loan Party, other than Liens released on or prior to the Effective Date or Liens permitted by Section 9.03 including, without limitation, Immaterial Title Deficiencies.

(n) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (or General Partner) certifying that immediately after giving effect to the Transactions, the Borrower and the Subsidiaries will have no Debt or preferred stock outstanding other than the Indebtedness under this Agreement and other indebtedness and preferred stock listed on Schedule 9.02.

(o) The capitalization structure and equity ownership of each Loan Party after giving effect to the Transactions shall be reasonably satisfactory to the Administrative Agent.

(p) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Without limiting the generality of the provisions of Section 11.05, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of the other Loan Parties shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York, New York time, on May 31, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02 Initial Loans. The obligations of the Lenders to make the initial Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which the following conditions are satisfied (or waived in accordance with Section 12.02) (the “Initial Loans Effective Date”):

(a) Each of the conditions set forth in Section 6.01 hereof shall have been satisfied or waived in accordance with Section 12.02.

(b) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Initial Loans Effective Date pursuant to this Agreement or the Fee Letter, including, to the extent invoiced to the Borrower at least two (2) Business Days prior to the Initial Loans Effective Date, reimbursement or payment of all documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(c) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Mortgages and the other Security Instruments relating to the Oil and Gas Properties evaluated in the Initial Borrowing Base Reserve Report as necessary for the Borrower to be in compliance with Section 8.13(a).

(d) The Administrative Agent shall have received an opinion of local counsel in connection with the Mortgages described in Section 6.02(c) in any jurisdictions reasonably requested by the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received Minimum Title Information with respect to the Oil and Gas Properties evaluated in the Initial Borrowing Base Reserve Report.

(f) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties evaluated in the Initial Borrowing Base Reserve Report.

(g) The Administrative Agent shall have received the Initial Loans Financial Statements and the Initial Borrowing Base Reserve Report accompanied by a certificate covering the matters described in Section 8.11(c).

(h) The Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Oil and Gas Properties evaluated in the Initial Borrowing Base Reserve Report for each jurisdiction reasonably requested by the Administrative Agent, other than those being assigned or released on or prior to the Initial Loans Effective Date or Liens permitted by Section 9.03.

(i) The Lenders shall have established a Borrowing Base pursuant to Section 2.07 in an amount in excess of zero dollars ($0).

(j) The Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating the Borrower’s pro forma compliance with the financial ratio covenants contained in Section 9.01 as of the Initial Loans Effective Date, with Total Funded Debt (or Total Net Funded Debt, as applicable), current assets and current liabilities calculated as of the Initial Loans Effective Date and EBITDA calculated by multiplying EBITDA for the most recent fiscal quarter covered by the Initial Loans Financial Statements by four (4).

(k) The Administrative Agent shall have received such other documentation as the Administrative Agent or its special counsel may reasonably request.

Without limiting the generality of the provisions of Section 11.05, for purposes of determining compliance with the conditions specified in this Section 6.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.02 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Initial Loans Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.02 by and on behalf of the Borrower or any of the other Loan Parties shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Initial Loans Effective Date, and such notice shall be conclusive and binding.

Section 6.03 Each Credit Event. (a) The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of an outstanding Borrowing and other than a Borrowing to reimburse an LC Disbursement made pursuant to Section 2.08(e), but including the initial funding), and of each Issuing Bank to issue, renew, or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(i) At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(ii) The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent any such representation and warranty is qualified by materiality or Material Adverse Effect or similar reference, such representation and warranty (as so qualified) shall be true and correct in all respects.

(iii) The making of such Loan or the issuance, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Law, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(iv) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(b) The obligation of each Lender to make a Loan on the occasion of any Borrowing deemed to have been requested by the Borrower to reimburse an LC Disbursement pursuant to Section 2.08(e) shall be subject to the satisfaction of the conditions that (i) at the time of and immediately after giving effect to such Borrowing, no Event of Default shall have occurred and be continuing, and (ii) after giving effect to such Borrowing, the total Credit Exposures shall not exceed the total Commitments.

(c) Each Borrowing (other than a conversion or continuation of an outstanding Borrowing and other than a Borrowing to reimburse an LC Disbursement made pursuant to Section 2.08(e)), and each issuance, renewal or extension of any Letter of Credit will be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (i), (ii), and (iii) of paragraph (a) above.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate or partnership, as the case may be, and, if required, member or partner action. Each Loan Document has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents or permitted under Section 9.03).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by Grant Thornton LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2014, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or as disclosed in this Agreement (including the Schedules hereto).

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions and, to the knowledge of the Borrower no such action, suit, investigation or proceeding is threatened.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b) Without limitation of clause (a) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of any Loan Party, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) All Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Loan Parties, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e) The Borrower has taken all steps reasonably necessary to determine and have determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise Released and there has been no threatened Release of any Hazardous Materials on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Effective Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g) Neither the Borrower nor any Subsidiary has any known contingent liability in connection with any Release or threatened Release of any oil, Hazardous Material or solid waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary (i) is in compliance with all Laws applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and (ii) possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c) No Event of Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Use of Loans and Letters of Credit. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would knowingly or negligently result in the violation of any Sanctions applicable to any party hereto.

Section 7.10 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No tax Lien has been filed and no claim is being asserted with respect to any such tax or other such governmental charge.

Section 7.11 ERISA. Except as set forth on Schedule 7.11 and except as could not reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.12 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any of the Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished, collectively, the “Information”) contained, as of the date delivered, any material misstatement of fact or omitted to state, as of the date delivered, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, as of the Effective Date, the Information does not contain any misstatement of fact or omit to state any fact that would make the Information, taken as a whole and viewed in the light of the circumstances under which the Information was prepared, misleading in any material respect; provided that, with respect to Information consisting of projected financial information, estimates, budgets or other forward looking information, the Borrower represents only that such Information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

Section 7.13 Insurance. The Borrower has, and has caused all the Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Laws and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Subsidiaries. With respect to insurance policies of the Borrower and the Subsidiaries, the Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.14 Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.15 Subsidiaries.

(a) Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, (i) the Borrower has no Subsidiaries, (ii) each Subsidiary is a Wholly-Owned Subsidiary and (iii) no Loan Party owns Equity Interests in any other Person. Neither the Borrower nor any Subsidiary has any Foreign Subsidiaries (other than any Subsidiary that is organized under the laws of Canada or any province or territory thereof).

(b) The amount and type of the authorized Equity Interests of each of the Persons listed on Schedule 7.15 are accurately described thereon, and all such Equity Interests that are issued and outstanding have been validly issued and are fully paid and nonassessable and are owned by and issued to the Person listed as their owner on Schedule 7.15. The Borrower and each Guarantor have good and marketable title to all the Equity Interests of the Subsidiaries issued to it, free and clear of all Liens other than (i) Liens created pursuant to the Security Instruments and (ii) Excepted Liens described in clause (a) of the definition thereof, and all such Equity Interests have been duly and validly issued and are fully paid and nonassessable (except to the extent general partnership interests are assessable under applicable law).

Section 7.16 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of Delaware is Atlas Growth Partners, L.P.; and the organizational identification number of the Borrower in Delaware is ####### (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)). Each other Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.17 Properties; Titles, Etc.

(a) Subject to Immaterial Title Deficiencies, each Loan Party specified as the owner had, as of the date evaluated in the most recently delivered Reserve Report, direct, good and defensible title as owner of a fee or leasehold interest to the Oil and Gas Properties evaluated in such Reserve Report free and clear of Liens except Excepted Liens and Liens securing the Indebtedness. Each Loan Party has good title to all personal Properties owned by it free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, each Loan Party specified as the owner of Hydrocarbon Interests in the most recently delivered Reserve Report owned, as of the date evaluated in such Reserve Report, the net interests in production attributable to the Hydrocarbon Interests reflected in such Reserve Report, and the ownership (whether in fee or by leasehold) of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in such Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property other than as reflected in such Reserve Report. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date to which such Reserve Report relates.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect,

and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except as in each case could not reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the material operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property owned (whether in fee or by leasehold) by any Loan Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties owned (whether in fee or by leasehold) by any Loan Party is deviated from the vertical more than the maximum permitted by Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Loan Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Loan Party, in a manner consistent with such Loan Party’s past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expect to have a Material Adverse Effect).

Section 7.19 Gas Imbalances. As of the date hereof, except as set forth on Schedule 7.19, on a net basis there are no gas imbalances or other prepayments made to the Borrower or any Subsidiary with respect to the Oil and Gas Properties evaluated in the Original Reserve Report that would require the Borrower or any Subsidiary to deliver and transfer ownership of at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $500,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons.

Section 7.20 Marketing of Production. Except for contracts listed on Schedule 7.20, and thereafter disclosed in writing by the Borrower to the Administrative Agent, in each case as included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed in Schedule 7.20 or the most recently delivered Reserve Report), no agreements exist which are not cancelable by the Borrower or a Subsidiary on 60 days’ notice or less without penalty to the Borrower or a Subsidiary or detriment for the sale of production from the Borrower’s or the Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the date hereof (in the case of Schedule 7.20) or the most recently delivered Reserve Report (in the case of each other such agreement).

Section 7.21 Swap Agreements and Qualified ECP Guarantor. Each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the type, term, effective date, termination date and notional amounts or volumes and the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.22 Solvency. The Borrower and the other Loan Parties, taken as a whole, are, and immediately after giving effect to the incurrence of all Debt and obligations being incurred in connection herewith, will be Solvent.

Section 7.23 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintain in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower and its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full, either all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed or the Borrower or any other Loan Party has granted to the issuer of each outstanding Letter of Credit a first priority perfected security interest in cash collateral (on terms and conditions reasonably acceptable to the applicable Issuing Banks) equal to 102% of the amount of the LC Exposure relating to such Letter(s) of Credit, and all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for further distribution to the Lenders:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (with an unqualified opinion as to “going concern” and without any qualification or exception as to the scope of such audit (other than an exception or explanatory paragraph with respect to the maturity of any Indebtedness for an opinion delivered in the fiscal year in which such Indebtedness matures or any impending breach of either of the financial covenants set forth in Section 9.01)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, partners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its (or the General Partner’s) Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer of the Borrower (or the General Partner) in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) Certificate of Insurer – Insurance Coverage. Within 30 days following the reasonable request by the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if also reasonably requested by the Administrative Agent, all copies of the applicable policies.

(f) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be. Documents required to be delivered pursuant to Section 8.01(a) and Section 8.01(b) and this Section 8.01(f) may be delivered electronically and shall be deemed to have been delivered on the date on which the Borrower posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any notice of any breach, default, violation, demand, or any other material event furnished to or by any Person pursuant to the terms of any indenture, loan or credit or other similar agreement representing Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Lists of Purchasers. Promptly upon written request of the Administrative Agent, a list of Persons purchasing Hydrocarbons from the Borrower or any Subsidiary accounting for at least 85% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as of” date of such Reserve Report.

(i) Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days, after the Borrower obtains knowledge thereof, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j) Information Regarding the Loan Parties. Prompt written notice (and in any event within ten (10) Business Days thereof) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(k) Production Report and Lease Operating Statements. Promptly upon written request of the Administrative Agent, a report setting forth, for the current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) from the Oil and Gas Properties owned (whether in fee or by leasehold) by any Loan Party, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred.

(l) Notices of Certain Changes. Except as otherwise provided herein or in the other Loan Documents, promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any other Loan Party.

(m) Budget. Promptly upon written request of the Administrative Agent, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Financial Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, in each case that is reasonably available to the Borrower as the Administrative Agent or any Lender may reasonably request.

(o) Issuance of Senior Notes. In the event the Borrower intends to issue any Senior Notes, prior written notice of such intended offering, the intended principal amount thereof and the anticipated date of closing and, upon request of the Administrative Agent, a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default or Event of Default.

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of the Threshold Amount.

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an amount exceeding the Threshold Amount.

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations (other than obligations in respect of Debt or Swap Agreements, as to which Section 10.01(f) shall apply), including tax liabilities of the Borrower and all of the Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary in excess of the Threshold Amount in the aggregate.

Section 8.05 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to, except to the extent any failure to do so could not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Laws, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, except to the extent a portion of such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts; provided that the foregoing shall not prohibit any sale of any assets permitted by Section 9.11.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, and expenses accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) to the extent the Borrower is not the operator of any Property, use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. With respect to insurance policies of the Borrower and the Subsidiaries, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and/or “loss payee”, as applicable, and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its

Properties (accompanied by a representative of the Borrower), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be given the opportunity to participate in such discussions), all at such reasonable times during normal business hours and as often as reasonably requested.

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce such policies and procedures, if any, as they reasonably deem appropriate, in light of their businesses and international activities (if any), to ensure compliance in all material respects by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.09 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or the Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of the Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all environmental permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or the Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause the Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the Subsidiaries’ obligations under this Section 8.09 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) Business Days after the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any Person against the Borrower or the Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in an amount that exceeds the amount covered by insurance by greater than the Threshold Amount.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.10 Further Assurances.

(a) The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, if any, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.11 Reserve Reports.

(a) On or before April 1 and October 1 of each year, commencing October 1, 2015, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report to be delivered on or before April 1 of each year shall be prepared as of December 31 of the prior year. The Reserve Report to be delivered on or before October 1 of each year shall be prepared as of June 30 of that year. The Reserve Report prepared as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers. All other Reserve Reports shall be prepared by or under the supervision of the chief engineer of the

Borrower and substantially in accordance with the procedures used in the preceding Reserve Report prepared as of December 31. Each Reserve Report prepared by or under the supervision of the chief engineer of the Borrower shall be certified by the chief engineer to be true and accurate in all material respects and to have been prepared substantially in accordance with the procedures used in the immediately preceding Reserve Report prepared as of December 31.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared substantially in accordance with the procedures used in the immediately preceding Reserve Report dated as of December 31. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report as soon as reasonably practicable with an “as of” date as may be reasonably requested by the Administrative Agent, but in any event no later than 45 days following the Borrower’s receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate substantially in the form of Exhibit I from a Responsible Officer certifying that in all material respects, to the best of such Responsible Officer’s knowledge: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that with respect to the projections in the Reserve Report, such Responsible Officer only represents that such projections were prepared in accordance with SEC regulations, (ii) the representations and warranties contained in Section 7.17(a) remain true and correct as of the date of such certificate, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances or other prepayments made to the Borrower or any Subsidiary with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver and transfer ownership at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $500,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons, (iv) none of the Oil and Gas Properties of the Loan Parties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of the Oil and Gas Properties so sold in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower would have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached to the certificate is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the value of all Oil and Gas Properties evaluated in such Reserve Report as of the date of the certificate that the value of such Mortgaged Properties represent.

Section 8.12 Title Information.

(a) The Borrower shall, at all times during the term of this Agreement, make available for review by the Administrative Agent and the Lenders at the chief executive office of the Borrower (or such other location as the Borrower may reasonably select) during normal business hours upon reasonable advance notice to the Borrower, title information reasonably requested by the Administrative Agent covering the Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

(b) In connection with the delivery of each Reserve Report required by Section 8.11(a), the Borrower shall take all commercially reasonable efforts to ensure that the Administrative Agent shall have received or have been provided reasonable access to, on or prior to the date such Reserve Report is required to be delivered pursuant to Section 8.11(a), title information (reasonably satisfactory to the Administrative Agent) as the Administrative Agent may reasonably require with respect to any Oil and Gas Properties evaluated in such Reserve Report so that the Administrative Agent shall have received, together with title information previously reviewed by the Administrative Agent, the Minimum Title Information.

(c) If the Borrower has provided or made reasonably available title information for Properties under Section 8.12(a) or Section 8.12(b), the Borrower shall, within 90 days of notice from the Administrative Agent that the Administrative Agent has reasonably determined that title defects, exceptions or omissions (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies) exist with respect to such Properties, either (i) cure any such title defects, exceptions or omissions (including defects or exceptions as to priority) which are not permitted by Section 9.03, (ii) substitute Mortgaged Properties with no title defects, exceptions or omissions except for Immaterial Title Deficiencies and Excepted Liens (subject to the provisos at the end of such definition) having at least an equivalent value as determined in the most recent Reserve Report, or (iii) deliver title information in form and substance reasonably satisfactory to the Administrative Agent with respect to other Oil and Gas Properties so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, the Minimum Title Information with respect to Oil and Gas Properties evaluated in the most recently delivered Reserve Report (and other Oil and Gas Properties submitted as Mortgaged Properties under the foregoing clause (ii)) free from such title defects, exceptions or omissions (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies).

(d) If the Borrower is unable to take such corrective action as set forth in clause (c) above with respect to any title defect, exception or omission (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies) reasonably identified by the Administrative Agent or the Lenders within the 90-day period or the Borrower does not timely provide or make reasonably available the Minimum Title Information, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, the Minimum Title Information with respect to Oil and Gas Properties evaluated in the most recently delivered Reserve Report free from such title defects, exceptions or omissions (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies) after the 90-day period has elapsed, the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be automatically reduced to take into account such title deficiencies, exceptions or omissions, effective immediately, by an amount as determined by the Required Lenders in good faith based upon such criteria as the Required Lenders deem appropriate in their sole discretion and consistent with their normal oil and gas lending criteria as they exist at the time of determination.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report prepared in connection with such redetermination pursuant to Section 8.11 and the Oil and Gas Properties subject to a Mortgage as of the date of such Reserve Report. If the aggregate value of the Oil and Gas Properties subject to a Mortgage is less than the Required Mortgage Value, then the Borrower shall, and shall cause the Subsidiaries to, grant within 30 days of the delivery of the certificate referred to in Section 8.11(c) to the Administrative Agent as security for the Indebtedness a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties to the extent necessary to cause the aggregate value of the Oil and Gas Properties subject to a Mortgage to equal or exceed the Required Mortgage Value. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent. Any Subsidiary that creates a Lien on its Oil and Gas Properties shall become a Guarantor in accordance with Section 8.13(b).

(b) The Borrower shall promptly cause each Subsidiary formed or acquired after the Effective Date to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall (i) cause such Subsidiary to execute and deliver a Joinder Agreement pursuant to which such Subsidiary becomes a party to the Guaranty Agreement, becomes a Guarantor, becomes a party to the Security Agreement and grants a first-priority security interest in substantially all of its personal Property, and (ii) execute and deliver (or, if the direct parent of such Subsidiary is not the Borrower, cause such Subsidiary’s direct parent to execute and deliver) a Security Agreement Supplement pursuant to which the applicable Loan Party will grant a first-priority security interest in all of the Equity Interests in such Subsidiary (and will, without limitation, deliver original certificates (if any) evidencing the Equity Interests of such Subsidiary, together with undated stock powers (or the equivalent for any such Subsidiary that is not a corporation) for each certificate duly executed in blank by the registered owner thereof).

(c) In the event that any Loan Party acquires any material Property (other than any Oil and Gas Property and any Property in which a security interest is created under the Security Agreement) after the Effective Date, the Borrower shall, or shall cause such other Loan Party to, execute and deliver any Security Instruments reasonably required by the Administrative Agent in order to create a first-priority security interest and Lien in such Property.

(d) In furtherance of the foregoing in this Section 8.13, each Loan Party (including any newly created or acquired Subsidiary) shall execute and deliver (or otherwise provide, as applicable) to the Administrative Agent such other additional Security Instruments, documents, certificates, legal opinions, title insurance policies, surveys, abstracts, appraisals, environmental assessments, flood information and/or flood insurance policies, in each case as may be reasonably requested by the Administrative Agent and as reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Loan Party be required to be Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (A) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (B) the Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens.

Section 8.14 ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) promptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.15 Use of Proceeds. The Borrower shall use the proceeds of the Loans only for working capital and general corporate purposes of the Borrower and the Subsidiaries. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any of the regulations of the Board, including Regulations T, U and X.

Section 8.16 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Indebtedness of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guaranty Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders and the Administrative Agent, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.16 constitute, and this Section 8.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full, either all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed or the Borrower or any other Loan Party has granted to the issuer of each outstanding Letter of Credit a first priority perfected security interest in cash collateral (on terms and conditions reasonably acceptable to the applicable Issuing Bank) equal to 102% of the LC Exposure relating to such Letter(s) of Credit, and all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Ratio of Total Net Funded Debt to EBITDA. The Borrower will not permit, as of the last day of any Rolling Period on which any Cima Acquisition Deferred Purchase Price Obligations are outstanding, commencing with the Rolling Period ending on the last day of the fiscal quarter during which the First Redetermination Date occurs, the ratio of Total Net Funded Debt as of such day to EBITDA (or, in the case of the Rolling Periods ending on or before the last day of the second full fiscal quarter ending following the First Redetermination Date, Annualized EBITDA) for the Rolling Period ending on such day to be greater than 4.0 to 1.0.

(b) Ratio of Total Funded Debt to EBITDA. The Borrower will not permit, as of the last day of any Rolling Period on which no Cima Acquisition Deferred Purchase Price Obligations are outstanding, commencing with the Rolling Period ending on the last day of the fiscal quarter during which the First Redetermination Date occurs, the ratio of Total Funded Debt as of such day to EBITDA (or, in the case of the Rolling Periods ending on or before the last day of the second full fiscal quarter ending following the First Redetermination Date, Annualized EBITDA) for the Rolling Period ending on such day to be greater than 4.0 to 1.0.

(c) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the First Redetermination Date occurs, the ratio of (i) current assets of the Borrower and the Subsidiaries (including the unused amount of the total Commitments of Lenders (but only to the extent that no Event of Default then exists), and excluding non-cash assets under ASC Topic 815) to (ii) current liabilities of the Borrower and the Subsidiaries (excluding non-cash obligations under ASC Topic 815, current maturities of Loans and other long-term Debt and those portions of advance payments received by the Borrower or any of the Subsidiaries for drilling and completion of oil and gas wells that exceed the cost to the Borrower or any Subsidiary and are classified as current liabilities) to be less than 1.0 to 1.0.

Section 9.02 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Indebtedness arising under the Loan Documents or Secured Swap Agreements or any guaranty of or suretyship arrangement for the Indebtedness arising under the Loan Documents or Secured Swap Agreements.

(b) Debt of the Borrower and the Subsidiaries existing on the date hereof that is reflected in the Financial Statements and on Schedule 9.02 and any refinancings, refundings, replacements, renewals and extensions thereof that do not increase the then outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing).

(c) Debt of any Loan Party in respect of deferred payment obligations for well completion services in connection with the development of its Oil and Gas Properties including drilling, fracking services and other related services; provided that (i) the principal amount of such payment obligations outstanding at any one time shall not exceed $10,000,000 and (ii) such Debt shall not be secured by any Liens (other than Excepted Liens).

(d) Debt under Capital Leases or Purchase Money Debt not to exceed $1,000,000 in the aggregate at any time outstanding.

(e) Debt associated with worker’s compensation claims, performance, bid, appeal, surety or similar bonds or surety obligations required by Law or third parties in connection with the operation of Oil and Gas Properties and otherwise in the ordinary course of business.

(f) intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries except pursuant to the Loan Documents, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

(g) Debt resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instrument presented by the Borrower or any Subsidiary in the ordinary course of business against insufficient funds.

(h) Debt (other than Debt for borrowed money) arising from judgments or orders in circumstances not constituting an Event of Default.

(i) Debt of any Person at the time such Person becomes a Subsidiary of the Borrower or any Subsidiary, or is merged or consolidated with or into the Borrower or any Subsidiary, in a transaction permitted by this Agreement, and extensions, renewals, refinancings, refundings and replacements of any such Debt that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing), provided that (i) such Debt (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (ii) neither the Borrower nor any of the Subsidiaries shall be liable for such Debt, (iii) the Borrower is in Pro Forma Compliance with the covenants contained in Section 9.01, (iv) the principal amount of such Debt that is secured does not exceed $1,000,000 in the aggregate at any time outstanding, and (v) any such Debt that is unsecured has a maturity date not sooner than 120 days after the Maturity Date.

(j) Debt incurred by the entering into of any guarantee of, or into another contingent obligation with respect to, other Debt or other liability of any other Person (other than another Loan Party) to the extent such Debt is permitted under Section 9.05.

(k) Cima Acquisition Deferred Purchase Price Obligations; provided that the aggregate principal amount of outstanding Cima Acquisition Deferred Purchase Price Obligations (i) shall not exceed $56,666,667 as of any date during the period from April 1, 2015 through and including June 30, 2015, (ii) shall not exceed $39,166,667 as of any date during the period from July 1, 2015 through and including September 30, 2015, (iii) shall not exceed $21,666,667 as of any date during the period from October 1, 2015 through and including December 31, 2015, and (iv) shall be paid in full on or prior to December 31, 2015.

(l) unsecured Debt or Debt secured by Liens on Property other than Oil and Gas Properties not to exceed $1,000,000 in the aggregate at any time outstanding.

(m) unsecured Debt owing by the Borrower to the Parent which shall not exceed $1,000,000 outstanding at any time; provided that (i) any such Debt shall be on terms and conditions customary for subordinated unsecured intercompany debt and (ii) concurrently with the incurrence of any such Debt, the Parent shall have executed and delivered to the Administrative Agent a debt subordination agreement subordinating repayment of such Debt to the Indebtedness, in form and substance satisfactory to the Administrative Agent.

(n) Debt in respect of unsecured notes, provided that (i) at the time of incurring such Debt (A) no Default has occurred and is then continuing, (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), (C) no Borrowing Base Deficiency would result after giving effect to any automatic reduction in the Borrowing Base pursuant to Section 2.07(g) (and any concurrent repayment of Debt with the proceeds from such

Senior Notes) and (D) if such Debt is incurred after the First Redetermination Date, the Borrower is in Pro Forma compliance with the covenants contained in Section 9.01 after giving effect to the incurrence of such Debt, and (ii) with respect to any such Debt that exists at any time from and after the First Redetermination Date, (A) such Debt does not have any scheduled amortization of principal or a maturity date prior to 120 days after the Maturity Date, (B) such Debt does not contain mandatory redemption events that require redemption of such Debt prior to 120 days after the Maturity Date (other than provisions requiring offers to repurchase in connection with asset sales or any change of control), (C) such Debt does not prohibit prior repayment of Loans, (D) the terms of such Debt are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Loan Documents, and (E) the terms of such Debt are the result of arm’s-length negotiations.

(o) Debt which represents an extension, refinancing, or renewal of any of the Senior Notes; provided that, if such extension, refinancing, or renewal occurs on or after the First Redetermination Date, (i) the principal amount of such Debt is not increased (other than by the costs, fees, premiums and expenses and by accrued and unpaid interest paid in connection with any such extension, refinancing or renewal), (ii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Debt so extended, refinanced or renewed and such extension, refinancing or renewal does not result in any principal amount owing in respect of Senior Notes becoming due earlier than the date that is 120 days after the Maturity Date, and (iii) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Indebtedness, then the terms and conditions of the refinancing, renewal, or extension Debt must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Debt.

Section 9.03 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness.

(b) Excepted Liens and Immaterial Title Deficiencies.

(c) Liens securing Capital Leases and Purchase Money Debt permitted by Section 9.02(d) but only on the Property that is the subject of such Capital Lease or Purchase Money Debt and on other Property reasonably related thereto.

(d) Liens in existence on the date hereof listed on Schedule 9.03, securing Debt permitted by Section 9.02(b) or other obligations (not constituting Debt) of the Borrower and the Subsidiaries, provided that (i) no such Lien is spread to cover any additional property after the Effective Date (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien (without any modification thereof after the Effective Date)) and (ii) to the extent such Liens secure Debt, the amount of Debt secured thereby is not increased except (A) as permitted by Section 9.02(b) and (B) pursuant to the instrument creating such Lien (without any modification thereof after the Effective Date).

(e) Liens on Property (and proceeds thereof) securing (A) the Borrower’s or any Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of the Borrower or such Subsidiary, as applicable, to facilitate the purchase, shipment or storage of Property or (B) reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for Property; provided that the aggregate amount of obligations secured by Liens permitted under this Section 9.03(e) shall not exceed $1,000,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 9.03 (other than Liens securing the Indebtedness, Excepted Liens, Immaterial Title Deficiencies and Liens permitted under Section 9.03(e)) may at any time attach to any Oil and Gas Properties directly owned (whether in fee or by leasehold) by the Borrower or any Subsidiary and evaluated in the most recently delivered Reserve Report.

Section 9.04 Restricted Payments. The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as follows:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock).

(b) the Borrower may declare and pay quarterly cash dividends to its Equity Interest holders in accordance with the Partnership Agreement; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to any such payment made after the Initial Loans Effective Date, the amount by which the aggregate Commitments of the Lenders exceeds the aggregate Credit Exposure is not less than 10% of the Borrowing Base in effect at such time, and (iii) the aggregate amount of such payments made in any fiscal quarter shall not exceed Available Cash for such fiscal quarter.

(c) the Borrower may pay a management fee to the General Partner in accordance with the Partnership Agreement in an annual amount equal to the product of one percent (1%) per annum multiplied by total Capital Contributions (as defined in the Partnership Agreement), which management fee may be payable quarterly; provided that no Default or Event of Default has occurred and is continuing or would result therefrom and no Borrowing Base Deficiency exists at such time; provided further that such management fee that would be permitted to be paid hereunder but for the existence of a Default, Event of Default, or Borrowing Base Deficiency may accrue during any period that a Default, Event of Default, or Borrowing Base Deficiency exists and may be payable at such time when no Default or Event of Default exists or would result therefrom and no Borrowing Base Deficiency exists.

(d) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

(e) any Subsidiary may make Restricted Payments to the Borrower or any other Loan Party.

(f) the Borrower may make Restricted Payments pursuant to and in connection with stock option plans or other benefit plans or arrangements for directors, management, employees or consultants of the Borrower and the Subsidiaries; provided that the amount of Restricted Payments in cash under this clause (d) shall not exceed $1,000,000 during any fiscal year.

(g) the Borrower and the Subsidiaries may make Restricted Payments constituting purchases by the Borrower or any Subsidiary of any other Subsidiary’s capital stock pursuant to a transaction expressly permitted by Section 9.05.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b) accounts receivable and extensions of trade credit arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated no lower than A-2 or P-2 by S&P or Moody’s, respectively.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports), and has a short term deposit rating of no lower than A-2 or P-2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) purchases of the securities of money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g) Investments made after the Effective Date (i) by the Borrower in any Subsidiary of the Borrower which is a Guarantor and (ii) by any Subsidiary in the Borrower or any Guarantor.

(h) loans or advances to employees, consultants, officers or directors of the Borrower or any of the Subsidiaries, in each case in the ordinary course of business and consistent with past practices, so long as such Investments do not exceed $500,000 at any time outstanding.

(i) Investments in stock, obligations or securities received upon the enforcement of any Lien in favor of the Borrower or any of the Subsidiaries.

(j) Non-hostile acquisitions of Equity Interests or assets constituting a business unit of any Person, provided that: (i) immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists or would result therefrom; (ii) no Borrowing Base Deficiency exists at such time; (iii) if such acquisition is of Equity Interests, substantially all of the Equity Interests of such Person are acquired and such Person becomes a Guarantor; (iv) such Person is principally engaged in the same business as the Borrower and the Subsidiaries; (v) the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.01; and (vi) a first priority perfected Lien shall be granted to the Administrative Agent for the benefit of the Lenders in such acquired assets.

(k) Investments permitted by Section 9.04.

(l) capital stock, promissory notes and other similar non-cash consideration received by the Borrower or any Subsidiary in connection with any transaction permitted by Section 9.11.

(m) Investments in Swap Agreements relating to the business and finances of the Borrower or any Subsidiary and not for purposes of speculation.

(n) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of, and other disputes with, customers, suppliers and other Persons obligated to the Borrower or any Subsidiary.

(o) Investments made from net proceeds from the sale of Equity Interests so long as (i) any such Investment is made within 135 days after the receipt of such proceeds, (ii) no Default or Event of Default has occurred and is continuing or would result from such Investment and (iii) no Borrowing Base Deficiency exists at such time.

(p) so long as no Default or Event of Default has occurred and is continuing or would result from such Investments and no Borrowing Base Deficiency exists at such time, other Investments not to exceed $1,000,000 in the aggregate outstanding at any time.

Section 9.06 Nature of Business; International Operations; Foreign Subsidiaries. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration, production and transportation company. From and after the date hereof, the Borrower and the Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States and Canada.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 8.15. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. The Borrower and the Subsidiaries will not at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code if either of which would have a Material Adverse Effect.

(b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any material liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC.

(c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.

(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds the Threshold Amount.

(e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on an ongoing basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than the Threshold Amount. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) contribute to or assume a material obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume a material obligation to contribute to, any Multiemployer Plan.

(g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on an ongoing basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of the Threshold Amount.

(h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j) amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.09 Sale or Discount of Receivables. Except for receivables acquired or otherwise obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower or a Guarantor any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. Neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that:

(a) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving Person).

(b) any Subsidiary of the Borrower may participate in a consolidation with any other Subsidiary (provided that if a party to such consolidation is a Guarantor, then the survivor is either a Guarantor or becomes a Guarantor in accordance with Section 8.13(b), and if one of such Subsidiaries party to such consolidation is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary).

(c) any Subsidiary may dispose of any or all of its assets (i) to the Borrower or any other Loan Party or (ii) pursuant to a disposition permitted by Section 9.11.

(d) any Investment expressly permitted by Section 9.05 or disposition expressly permitted by Section 9.11 may be structured as a consolidation (provided that if any such consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person).

Section 9.11 Sale of Properties; Termination of Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or to terminate any Swap Agreement in respect of commodities except for:

(a) the sale or other transfer of Hydrocarbons and other Property in the ordinary course of business and consistent with past practices or otherwise consistent with customary industry practices.

(b) farm-outs of undeveloped acreage, zones or depths and assignments in connection with such farm-outs.

(c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of similar value and use.

(d) subject to Section 2.07(f), the sale or other disposition (including Casualty Events) of, or, with respect to Swap Agreements in respect of commodities, the termination or other monetization of, (i) any Oil and Gas Property (including production payments), (ii) any interest therein, (iii) 100% of the Equity Interests in any Subsidiary directly owning (whether in fee or by leasehold) Oil and Gas Properties and (iv) any Swap Agreement in respect of commodities; provided that (A) at least 75% of the consideration received in respect of such sale or other disposition shall be cash (or, in the case of Swap Agreements, setoffs or netting), other Oil and Gas Properties, 100% of the Equity Interests in a Person directly owning (whether in fee or by leasehold) Oil and Gas Properties or any combination thereof, (B) the consideration received in respect of such sale or other disposition shall be equal to or greater than the greater of (x) the value as determined in the most recent Reserve Report of the Oil and Gas Property or (y) the fair market value of the interest therein, Subsidiary or Equity Interests which are the subject of such sale or other disposition or Swap Agreement which is the subject of such termination or other monetization as reasonably determined by the Borrower (if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (C) no Default or Event of Default has occurred and is continuing or would result from such sale, disposition or termination, as applicable, (D) if such sale, disposition or termination would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower delivers reasonable prior written notice thereof to the Administrative Agent, and (E) if a Borrowing Base Deficiency would result from such sale, disposition or termination as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such sale, disposition or termination, to the extent that such prepayment would have been required under Section 3.04(c)(iii) after giving effect to such automatic redetermination of the Borrowing Base.

(e) dispositions permitted by Section 9.09 and Section 9.10.

(f) the sale, contribution or issuance of any Subsidiary’s Equity Interests to the Borrower or any other Loan Party and the contribution of Property to any Loan Party.

(g) dispositions of Investments made pursuant to Section 9.05(c), Section 9.05(d), Section 9.05(e), Section 9.05(f), and Section 9.05(n).

(h) dispositions of Property in connection with a sale-leaseback transaction as long as the Debt incurred in connection therewith is permitted by Section 9.02(d).

(i) other sales and dispositions of Properties (other than Oil and Gas Properties, Swap Agreements in respect of commodities and 100% of the Equity Interests in a Subsidiary directly owning (whether in fee or by leasehold) Oil and Gas Properties) having an aggregate fair market value not greater than $250,000 during any 6-month period.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property if such violations, Release or threatened Release, exposure or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions with Affiliates. Except as set forth on Schedule 9.13, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement or are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14 Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(b). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11. Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries (other than any Subsidiary that is organized under the laws of Canada or any province or territory thereof).

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any other Subsidiary, or which requires the consent of other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any leases or licenses or similar contracts as they affect any Property or Lien, (c) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or Property of such Subsidiary pending the closing of such sale or disposition, (d) customary provisions with respect to the distribution of Property in joint venture agreements, (e) any agreements with respect to any Subsidiary acquired in a transaction permitted by Section 9.05 (in which case, any prohibition or limitation shall only be effective against the Property of such Subsidiary) and (f) any agreements governing Debt permitted by Section 9.02 incurred by the Borrower or any Subsidiary.

Section 9.16 Gas Imbalances. The Borrower shall not, nor shall it permit any of the Subsidiaries to, allow on a net basis, gas imbalances or other prepayments or other prepayments made to the Borrower or any Subsidiary with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or any Subsidiary to deliver and transfer ownership at some future time volumes of their respective Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $500,000 without receiving full payment therefore at the time of delivery of those Hydrocarbons.

Section 9.17 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than:

(a) Swap Agreements in respect of commodities entered into by the Borrower and the Subsidiaries fixing prices on oil and/or gas expected to be produced by the Borrower and the Subsidiaries, provided that such Swap Agreements meet the following criteria:

(i) each such Swap Agreement shall be with an Approved Counterparty.

(ii) no such Swap Agreement shall be entered into by the Borrower or any Subsidiary for the benefit of another Person or any Subsidiary.

(iii) each such Swap Agreement shall have a term not to exceed (A) while any Cima Acquisition Deferred Purchase Price Obligations remain outstanding, forty-eight (48) full calendar months and (B) after the Cima Acquisition Deferred Purchase Price Obligations have been paid in full, sixty-six (66) full calendar months commencing, in each case, with the first day of the first full calendar month following the date such Swap Agreement is executed.

(iv) while any Cima Acquisition Deferred Purchase Price Obligations remain outstanding, the notional volumes for each such Swap Agreement (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) shall not exceed, as of the date such Swap Agreement is executed, for each month during the 48-calendar month period following the date such Swap Agreement is executed, ninety percent (90%) of the reasonably anticipated future projected production from the Borrower’s and the other Loan Parties’ total Proved Developed Producing Reserves.

(v) after the Cima Acquisition Deferred Purchase Price Obligations have been paid in full, the notional volumes for each such Swap Agreement (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) shall not exceed, as of the date such Swap Agreement is executed, for each month during the 66-calendar month period following the date such Swap Agreement is executed, eighty-five percent (85%) of the reasonably anticipated future projected production from the Borrower’s and the other Loan

Parties’ total Proved Reserves; provided that hedged volumes attributable to reasonably anticipated future projected production from Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves do not exceed 25% of the reasonably anticipated future projected production from the Borrower’s and the other Loan Parties’ total Proved Reserves.

Any projections in this Section 9.17(a) shall be adjusted as follows: (A) Oil and Gas Properties evaluated in the most recently delivered Reserve Report shall reflect the actual historical decline profile of such Oil and Gas Properties and (B) Oil and Gas Properties not evaluated in the most recently delivered Reserve Report shall reflect a reasonable decline profile based upon actual historical decline profiles of similar or analogous Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately.

(b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

(c) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (except that Secured Swap Agreements may be secured by the Mortgaged Properties pursuant to the Security Instruments).

(d) The Borrower will not, and will not permit any Subsidiary to, terminate or otherwise unwind or monetize any Swap Agreement in respect of commodities (including, as applicable, any trade confirmations made pursuant thereto), now existing or hereafter arising, without the prior written consent of the Required Lenders except to the extent such terminations are permitted by Section 9.11.

Section 9.18 Tax Status as Partnership; Partnership Agreement. The Borrower shall not alter its status as a partnership for purposes of United States Federal income taxes. The Borrower shall not, and shall not permit any Subsidiary to, amend or modify any provision of any Organizational Document, or any agreements with Affiliates of the type referred to in Section 9.13, if such amendment or modification could reasonably be expected to be adverse to the Lenders in any material respect; provided that any amendment, supplement or other modification (a) to the definition of the term “Available Cash” contained in the Partnership Agreement that results in an increase in the amount of the Available Cash or (b) that results in an increase in the management fee payable by the Borrower to the General Partner, shall, in each case, be deemed to be adverse to the Lenders in a material respect; provided further that the amendment of the

Partnership Agreement in the form of the Amended and Restated Agreement of Limited Partnership of the Borrower described as the “Post-Listing Agreement” attached as Exhibit D to the Confidential Private Offering Memorandum of the Borrower dated as of May 22, 2013 shall not be deemed to be adverse to the Lenders in any material respect.

Section 9.19 Change in Name, Location or Fiscal Year. Borrower shall not, and shall not permit any other Loan Party to, (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Mortgaged Property is held or stored (other than locations where such Loan Party is a lessee with respect to any oil and gas lease), or the location of its records concerning the Mortgaged Property as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least five (5) Business Days prior written notice of such change and any reasonable action requested by the Administrative Agent in connection therewith has been, or will be contemporaneously therewith, completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Lenders, in any Mortgaged Property), provided that, any new location shall be in the United States or Canada. The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year which currently ends on December 31.

Section 9.20 Drilling and Operating Agreements. The Borrower will not, nor will the Borrower permit any Subsidiary to, directly or indirectly, amend or otherwise modify any drilling or operating agreement which in any case (a) violates the terms of this Agreement or any other Loan Document, (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents or (c) could reasonably be expected to have a Material Adverse Effect.

Section 9.21 Non-Qualified ECP Guarantors. The Borrower shall not permit any Loan Party that is not an “eligible contract participant”, as defined in the Commodity Exchange Act, to own, at any time, any Oil and Gas Properties or any Equity Interests in any Subsidiaries.

Section 9.22 Cima Acquisition Documents. The Borrower will not, nor will the Borrower permit any Subsidiary to, directly or indirectly, amend or otherwise modify the Cima Acquisition Agreement or any material agreement entered into in connection therewith, which in any case (a) violates the terms of this Agreement or any other Loan Document, (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents, (c) modifies or amends any terms and conditions with respect to the Cima Acquisition Deferred Purchase Price Obligations that directly results in the increase of the amount of such obligations or (d) could reasonably be expected to have a Material Adverse Effect.

Section 9.23 Redemption of Certain Debt and Amendments to Certain Debt Documents. The Borrower will not, and will not permit any Subsidiary to, prior to the date that is 120 days after the Maturity Date: (a) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any

Senior Notes permitted to be incurred hereunder (other than in connection with a refinancing thereof permitted under Section 9.02(o)), provided that the Borrower may Redeem such Debt with the net cash proceeds of any sale of Equity Interests of the Borrower (other than Disqualified Capital Stock) so long as such Redemption occurs within 135 days after the Borrower receives such proceeds, or (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or any indenture, agreement, instrument, certificate or other document relating to the Senior Notes permitted hereunder other than (A) supplemental indentures to add guarantors if such Person has become a Guarantor of the Indebtedness and (B) amendments or other modifications that (1) do not violate the terms of this Agreement or any other Loan Document, (2) could not reasonably be expected to be materially adverse to the rights, interests, or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents, and (3) could not reasonably be expected to have a Material Adverse Effect.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or prepayment thereof or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (i) in the case of interest and fees payable under Section 3.02 and Section 3.05, respectively, five (5) Business Days, and (ii) in the case of any other fees, interest or other amounts (other than an amount referred to in Section 10.01(a)), five (5) Business Days after the earlier of (A) the day on which a Financial Officer first obtains knowledge of such failure and (B) the day on which written notice of such failure shall have been given to the Borrower by the Administrative Agent.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a) or in Article IX.

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.12(c), Section 10.01(a), Section 10.01(b), or Section 10.01(d) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower or (ii) a Responsible Officer of the Borrower (or the General Partner) otherwise becoming aware of such default.

(f) the Borrower or any Subsidiary (i) fails to pay any principal in respect of any Debt or any amount owing under any Swap Agreement after the same have become due and payable (including, without limitation, any payment of Cima Acquisition Deferred Purchase Price Obligations owing by the Borrower or any Subsidiary at the time due under the Cima Acquisition Agreement) and the aggregate amount remaining unpaid at any time exceeds the Threshold Amount or (ii) fails to observe or perform (after applicable grace periods, if any) any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt or such Swap Agreement if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a counterparty of the Borrower or any Subsidiary in respect of such Swap Agreement or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, principal of such Debt and amounts owing under such Swap Agreement exceeding the Threshold Amount in the aggregate to become immediately due and payable.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(i) any Loan Party shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(j) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower, any of the Subsidiaries, or any combination thereof, and all such judgments shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

(k) any provision of the Loan Documents material to the rights and interests of the Lenders shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party, or any provision of the Loan Documents shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any portion of the collateral purported to be covered thereby that is material to the rights and interests of the Lenders, except to the extent permitted by the terms of this Agreement, or any Loan Party shall so state in writing.

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding the Threshold Amount.

(m) a Change of Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, or at the direction of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and each Lender will have all other rights and remedies available to it or them at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after the Termination Date, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to (i) outstanding principal of the Loans and LC Disbursements, (ii) to serve as cash collateral to be held by the Administrative Agent to secure LC Exposure and (iii) the payment of Indebtedness referred to in clauses (b) and (c) of the definition of Indebtedness; fifth, to any other Indebtedness; and any excess shall be paid to the Borrower or as otherwise required by any Law.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).

ARTICLE XI

The Administrative Agent And The Issuing Banks

Section 11.01 Appointment and Authorization of Administrative Agent; Secured Swap Agreements.

(a) Each Lender hereby irrevocably (subject to Section 11.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, any syndication agent or documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided, however, that each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by an Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI included each Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

Section 11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

Section 11.03 Default; Collateral.

(a) Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Required Lenders or the Lenders, as the case may be. All rights of action under the Loan Documents and all right to the Mortgaged Properties, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable) subject to the expenses of the Administrative Agent. In actions with respect to any Property of the Borrower or any Subsidiary, the Administrative Agent is acting for the ratable benefit of each Lender (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable). Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Indebtedness shall be construed as being for the ratable benefit of each Lender (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable).

(b) Each Lender authorizes and directs the Administrative Agent to enter into the Security Instruments on behalf of and for the benefit of the Lenders (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable)(or if previously entered into, hereby ratifies the Administrative Agent’s (or any predecessor administrative agent’s) previously entering into such agreements and Security Instruments).

(c) Except to the extent unanimity is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Mortgaged Property or Security Instruments which may be necessary to perfect and maintain perfected Liens upon the Mortgaged Properties granted pursuant to the Security Instruments.

(e) The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Mortgaged Property exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent (or any predecessor administrative agent) herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 11.03 or in any of the Security Instruments; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE MORTGAGED PROPERTY, OR ANY ACT, OMISSION, OR EVENT RELATED THERETO, THE ADMINISTRATIVE AGENT MAY ACT IN ANY MANNER IT MAY DEEM APPROPRIATE, IN ITS SOLE DISCRETION, GIVEN THE ADMINISTRATIVE AGENT’S OWN INTEREST IN THE MORTGAGED PROPERTY AS ONE OF THE LENDERS AND THAT THE ADMINISTRATIVE AGENT SHALL HAVE NO DUTY OR LIABILITY WHATSOEVER TO ANY LENDER (AND, WITH RESPECT TO SECURED SWAP AGREEMENTS AND BANK PRODUCTS, AFFILIATES), OTHER THAN TO ACT WITHOUT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Mortgaged Property: (A) constituting property in which neither Borrower nor any Subsidiary owned an interest at the time the Lien was granted or at any time thereafter; (B) constituting property leased to the Borrower or a Subsidiary under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed; or (C) consisting of an instrument or other possessory collateral evidencing Debt or other obligations pledged to the Administrative Agent (for the benefit of the Lenders), if the Debt or obligations evidenced thereby has been paid in full or otherwise superseded. In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon Mortgaged Property as contemplated herein and in the other Loan Documents, or if approved, authorized, or ratified in writing by the requisite Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Mortgaged Property pursuant to this Section 11.03.

(g) In furtherance of the authorizations set forth in this Section 11.03, each Lender hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Security Instruments (including, without limitation, any appointments of substitute trustees under any Security Instruments), (ii) to take action with respect to the Mortgaged Property and Security Instruments to perfect, maintain, and preserve the Lenders’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Mortgaged Property to the extent authorized herein or in the other Loan Documents. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Mortgaged Property matters described in this Section 11.03. The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 11.03(g) to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Indebtedness, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Loan or issue any Letter of Credit under the Loan Documents.

Section 11.04 Liability of Administrative Agent. NO RELATED PARTY OF THE ADMINISTRATIVE AGENT SHALL (A) BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of the Borrower or any Subsidiary or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Related Party of the Administrative Agent shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary or any Affiliate thereof.

Section 11.05 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any Subsidiary), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the requisite Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 6.01, each Lender that has funded its Applicable Percentage of the initial Loan on the Effective Date (or, if there is no Loan made on such date, each Lender other than the Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender (or otherwise made available for such Lender on SyndTrak Online, DXSyndicate™ or any similar website) for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 11.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with this Agreement; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 11.07 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Related Party of the Administrative Agent has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Related Party of the Administrative Agent to any Lender as to any matter, including whether Related Parties of the Administrative Agent have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Related Party of the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Related Party of the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as counsel to the Administrative Agent. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Related Party of the Administrative Agent.

Section 11.08 Indemnification of Agents. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND EACH RELATED PARTY OF THE ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), IN ACCORDANCE WITH THEIR RESPECTIVE APPLICABLE PERCENTAGES, AND HOLD HARMLESS EACH RELATED PARTY OF THE ADMINISTRATIVE AGENT FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (INCLUDING SUCH RELATED PARTY OF THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE); PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY RELATED PARTY OF THE ADMINISTRATIVE AGENT OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.08. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.08 shall survive termination of the Commitments, the payment of all Indebtedness hereunder and the resignation or replacement of the Administrative Agent.

Section 11.09 Administrative Agent in its Individual Capacity. Wells Fargo and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Wells Fargo were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an Issuing Bank, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

Section 11.10 Successor Administrative Agent and Issuing Bank. The Administrative Agent or an Issuing Bank may resign at any time upon 30 days’ notice to the Lenders with a copy of such notice to the Borrower. If the Administrative Agent or Issuing Bank resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent or issuing bank for the Lenders which successor administrative agent or issuing bank shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). If no successor administrative agent or issuing bank is appointed prior to the effective date of the resignation of the Administrative Agent or Issuing Bank, the Administrative Agent may appoint, after consulting with the Lenders and, so long as no Event of Default has occurred which is continuing, upon written approval of the Borrower (which approval of the Borrower shall not be unreasonably withheld, delayed or conditioned), a successor administrative agent and/or issuing bank from among the Lenders. Upon the acceptance of its appointment as successor administrative agent and/or issuing bank hereunder, such successor administrative agent and/or issuing bank shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Issuing Bank and the term “Administrative Agent” and “Issuing Bank” shall mean such successor administrative agent or issuing bank and the retiring Administrative Agent’s or Issuing Bank’s appointment, powers and duties as Administrative Agent or Issuing Bank shall be terminated. The resigning Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting such Issuing Bank with respect to Letters of Credit shall inure to the benefit of the resigning Issuing Bank until the termination of all such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 12.03 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 11.11 Other Agents; Arranger. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.12 Administrative Agent May File Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.13 Secured Swap Agreements. To the extent any Affiliate of a Lender is a party to a Secured Swap Agreement with the Borrower or any of the Subsidiaries and thereby becomes a beneficiary of the Liens pursuant to any Security Instrument, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Security Instruments and to be bound by the terms of this Article XI and the other provisions of this Agreement.

Section 11.14 Bank Product Obligations. To the extent any Affiliate of a Lender provides any Bank Products and thereby becomes a beneficiary of the Liens pursuant to any Security Instrument, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Security Instruments and to be bound by the terms of this Article XI and the other provisions of this Agreement.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to the Borrower, to it at:

Atlas Growth Partners, L.P.

1845 Walnut Street, 10th Floor

Philadelphia, Pennsylvania 19118

Attn: Sean P. McGrath

Fax: (215) 405-3882

Email: SMcGrath@atlasenergy.com

(ii) if to Administrative Agent or to Wells Fargo in its capacity as Issuing Bank, to it at:

Wells Fargo Bank, National Association

1525 W WT Harris BLVD, 1st Floor

MAC D1109-019

Charlotte, North Carolina 28262-8522

Attn: Agency Services

Phone: (704) 590-2706

Fax: (704) 590-2782

with a copy to:

Wells Fargo Bank, National Association

1445 Ross Avenue, Suite 4500, T9216-451

Dallas, Texas 75202

Attn: Jason M. Hicks

Fax: (214) 721-8215

(iii) if to any other Lender, in its capacity as such (or in its capacity as Issuing Bank if such Lender is an Issuing Bank hereunder), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties party thereto and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender,

(ii) increase the Borrowing Base without the written consent of all Lenders (other than any Defaulting Lender) or decrease or maintain the Borrowing Base without the consent of the Required Lenders,

(iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby,

(iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender directly and adversely affected thereby,

(v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby,

(vi) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral, or reduce the percentage set forth in the definition of Required Mortgage Value to less than 80%, without the written consent of each Lender (other than any Defaulting Lender), or

(vii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation,

the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY THE ARRANGER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY LAW, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED

IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE SUBSIDIARIES, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (AS

DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION), (2) A MATERIAL BREACH OF THE MATERIAL OBLIGATIONS OF SUCH INDEMNITEE UNDER THE LOAN DOCUMENTS OR (3) ANY PROCEEDING THAT IS SOLELY AMONG INDEMNITEES.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent and the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent or the Issuing Banks shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Maximum Credit Amount, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment (other than assignments to an Affiliate of a Lender or an Approved Fund) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 unless such fee is waived by the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower or any natural person.

For the purposes of this Section 12.04, “Approved Fund” means a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower, any Affiliate of the Borrower or any natural person) (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 12.02(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02, and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant shall be subject to Section 4.01 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Lender may grant to a Conduit Lender the option to provide to the Borrower all or any part of any Loan that a Lender would be required to make, and any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender, in each case, without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.04(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and by the Loan Parties in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Bank or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other laws for the relief of debtors or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email (in .pdf or similar format) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default under Section 10.01(a) or Section 10.01(b) shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Such Lender shall promptly notify the Borrower after any such set off and application made by such Lender, but the failure to give such notice will not affect the validity of such set off and application. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any of the Subsidiaries, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (subject, in the case of such disclosure to any affiliate of the Administrative Agent or a Lender, to the Administrative Agent or such Lender, as applicable, instructing such affiliate to comply with the provisions of this Section 12.11), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) to the extent it becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue,

amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Secured Swap Agreement with the Borrower or any of the Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of the Subsidiaries which arise under any such Secured Swap Agreement while such Person or its Affiliate is a Lender. For the avoidance of doubt, the obligations under any such Secured Swap Agreement will continue to be secured if the Person that is a counterparty to such Secured Swap Agreement ceases to be a Lender or an Affiliate of a Lender, subject to the limitations set forth in the definition of “Secured Swap Agreement”. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Swap Agreements.

Section 12.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ATLAS GROWTH PARTNERS, L.P.,
a Delaware limited partnership

	By:	Atlas Growth Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
Sean P. McGrath
Chief Financial Officer and
Authorized Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT—

ATLAS GROWTH PARTNERS, L.P.]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender, as
Administrative Agent and an Issuing Bank

By:	/s/ Matthew W. Coleman
Matthew W. Coleman
Director

[SIGNATURE PAGE TO CREDIT AGREEMENT—

ATLAS GROWTH PARTNERS, L.P.]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, National Association	100%	$250,000,000.00
Total	100%	$250,000,000.00

Annex I

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to [            ] (the “Lender”), at the office of Wells Fargo Bank, National Association (the “Administrative Agent”), at 1445 Ross Avenue, Suite 4500, T9216-451, Dallas, Texas 75202, Attention: Jason M. Hicks, the principal sum of [            ] Dollars ($[        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement (as hereinafter defined)), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement, dated as of May 1, 2015, among the Borrower, the Administrative Agent, and the other lenders from time to time party thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

A-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ATLAS GROWTH PARTNERS, L.P.

By: Atlas Growth Partners GP, LLC, its general partner

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF BORROWING REQUEST

[            ], 20[    ]

Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders (the “Lenders”) from time to time party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) The aggregate amount of the requested Borrowing is $[        ];

(ii) The date1 of such Borrowing is [            ], 20[    ];

(iii) The requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) [In the case of a Eurodollar Borrowing, the initial Interest Period2 applicable thereto is [one] [two] [three] [six] months];

(v) The amount of the Borrowing Base in effect on the date hereof is $[            ];

(vi) The total Credit Exposures (without regard to the requested Borrowing) on the date hereof is $[            ]; and

(vii) The pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(viii) The location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

[                                         ]

[1]	The date shall be a Business Day.
[2]	The initial Interest Period shall be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement.

B-1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of each of them. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ATLAS GROWTH PARTNERS, L.P.

By: Atlas Growth Partners GP, LLC, its general partner

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 20[    ]

Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies1 is [            ];

(ii) The effective date2 of the election made pursuant to this Interest Election Request is [            ], 20[    ]; [and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and

(iv) [If the resulting Borrowing is a Eurodollar Borrowing, the Interest Period3 applicable to the resulting Borrowing after giving effect to such election is [one] [two] [three] [six] months].

[1]	If different options are being elected with respect to different portions of the Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing (in which case, specify the information in paragraphs (iii) and (iv) for each resulting Borrowing).
[2]	The effective date must be a Business Day.
[3]	The initial Interest Period must be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement.

C-1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of each of them. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

ATLAS GROWTH PARTNERS, L.P.

By: Atlas Growth Partners GP, LLC, its general partner

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned, a Financial Officer of the General Partner, hereby certifies that he/she is the [            ] of Atlas Growth Partners GP, LLC, the general partner of Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements (the “Financial Statements”) required by Section 8.01(a) of the Agreement for the fiscal year of the Borrower ended as of December 31, 20[    ] (the “Reporting Date”), together with the report and opinion of an independent certified public accountant required by such section, including to the effect that such Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements (the “Financial Statements”) required by Section 8.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of             , 20[    ] (the “Reporting Date”). Such Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

2. No Default has occurred as the date hereof.1

3. The representations and warranties of the Borrower and the Guarantors set forth in the Agreement and in the other Loan Documents are true and correct on and as of the date hereof except, in each case, to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties are true and correct as of such specified earlier date [other than             ].

4. Attached hereto as Schedule 4 are reasonably detailed calculations showing the Borrower’s compliance as of the Reporting Date with the requirements of Section 9.01 of the Agreement.

[1]	If a Default has occurred, the Borrower shall specify the details thereof and any action taken or proposed to be taken with respect thereto.

5. Attached hereto as Schedule 5 is reasonably detailed information regarding all cash dividends and distributions received by any Subsidiary from Persons other than Subsidiaries which were included in the calculations of the ratios that are the subject of Section 9.01 of the Agreement.

EXECUTED AND DELIVERED this         day of [                    ], 20[    ].

ATLAS GROWTH PARTNERS, L.P.

By: Atlas Growth Partners GP, LLC, its general partner

By:
Name:
Title:

EXHIBIT E

SECURITY INSTRUMENTS AS OF THE EFFECTIVE DATE

1.	The Guaranty Agreement dated as of May 1, 2015 by each Guarantor in favor of the Administrative Agent.

2.	The Security Agreement dated as of May 1, 2015 among the Borrower, the Guarantors and the Administrative Agent.

3.	Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of May 1, 2015 by Atlas Growth Eagle Ford, LLC, as mortgagor, in favor of Jason M. Hicks, as Trustee, for the benefit the Administrative Agent and the Secured Parties.

4.	Financing Statements in respect of collateral documents.

E-1

EXHIBIT F

FORM OF GUARANTY AGREEMENT

GUARANTY

This Guaranty (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”) dated as of May 1, 2015, is made by each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a party to this Guaranty pursuant to Section 4.14 below, collectively, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent for the Secured Creditors (as used herein “Secured Creditors” means, collectively, the Administrative Agent, the Lenders, the Bank Products Providers and (a) the counterparty to the Borrower or any of its Subsidiaries party to any Secured Swap Agreement, or (b) any assignee of any such counterparty so long as such assignee is a Lender or an Affiliate of a Lender).

RECITALS

A. Contemporaneously with the execution and delivery hereof, Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), the Administrative Agent and the lenders from time to time party thereto (the “Lenders”) have entered into a Credit Agreement dated as of May 1, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make Loans and other extensions of credit to the Borrower. Pursuant to a Security Agreement dated as of May 1, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), each Guarantor has, among other things, granted to the Administrative Agent a security interest in substantially all of its personal property.

B. The Borrower and one or more Guarantors and certain Bank Products Providers have entered into certain agreements regarding Bank Products (collectively, the “Bank Products Agreements”).

C. The Borrower and one or more Guarantors and Lenders or Affiliates of a Lender have entered or may enter into certain Secured Swap Agreements (collectively with the Credit Agreement, the other Loan Documents and the Bank Products Agreements, the “Secured Transaction Documents”).

D. Each Guarantor is a direct or indirect subsidiary of Borrower for whose benefit Borrower may and will borrow under the Credit Agreement. Each Guarantor is familiar with the Credit Agreement and has determined that the guarantee of the Borrower’s indebtedness, obligations and liabilities under the Credit Agreement as provided in this Agreement (i) is necessary or convenient to the conduct, promotion, or attainment of the business of the Borrower and the Guarantor, (ii) may reasonably be expected to benefit, directly or indirectly, the Guarantor, and (iii) is in the best interests of the Guarantor.

NOW, THEREFORE, in consideration of the premises and as a material inducement to the Secured Creditors to enter into the Secured Transaction Documents, as applicable, the Guarantors and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Guaranty, the terms defined herein have the meanings set forth herein. Terms used in this Guaranty without definition that are defined in the Credit Agreement have the meanings assigned to those terms in the Credit Agreement.

1.2 Interpretation. The principles of interpretation set forth in Section 1.04 of the Credit Agreement are incorporated into this Guaranty mutatis mutandis.

ARTICLE II

GUARANTY

2.1 Guaranty.

(a) Each Guarantor, jointly and severally, unconditionally and irrevocably, hereby guarantees to the Secured Creditors and each of their respective successors, indorsees, transferees and permitted assigns, the punctual payment and performance when due (whether at stated maturity, by required prepayment, upon acceleration or otherwise or, but for the automatic stay under Section 362(a) of Title 11 of the United States Code (the “Bankruptcy Code”), would become due) of all Indebtedness (including any interest accruing at any post-default rate and interest accruing after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party, whether or not a claim for post-petition interest is allowed in any such proceeding) payable by the Borrower or any of its Subsidiaries (the “Guaranteed Obligations”), and each Guarantor shall forthwith on demand pay the unpaid Indebtedness at the place and in the manner specified in this Guaranty, the other Loan Documents, or the Secured Swap Agreements.

(b) Each Guarantor agrees that the Indebtedness may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guaranties contained in this Article II or affecting the rights and remedies of any Secured Creditor hereunder.

2.2 Guaranty Absolute and Unconditional. This Guaranty is a guaranty of payment and not of collection, and the Secured Creditors will not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral securing the Indebtedness. The obligations of each Guarantor under this Guaranty will be continuing, absolute and unconditional and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any invalidity or unenforceability of any Loan Document, Secured Swap Agreement or Bank Products Agreement, any of the Indebtedness or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Creditor;

(b) any provision of applicable Law purporting to prohibit the payment by the Borrower or any Guarantor of any Guaranteed Obligation;

(c) any release or discharge of the Borrower or any other primary or secondary obligor of any of the Guaranteed Obligations;

(d) any modification, amendment, restatement or waiver of or supplement to any Loan Document, Secured Swap Agreement or Bank Products Agreement or any increase in the amount of credit extended or amount borrowed under any Loan Document, Secured Swap Agreement or Bank Products Agreement or any other increase of the Guaranteed Obligations;

(e) any extension, renewal, settlement, compromise, waiver or forbearance in respect of any Guaranteed Obligation, by operation of Law or otherwise, or any assignment of any Guaranteed Obligation by any Secured Creditor;

(f) any taking, acceptance, application, release, impairment, non-perfection or invalidity of any collateral securing the Indebtedness or other direct or indirect security for any Guaranteed Obligation;

(g) any change in the corporate existence, structure or ownership of the Borrower or any Guarantor;

(h) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Guarantor or their respective assets or any resulting release or discharge of any Guaranteed Obligation;

(i) the existence of any defense, set-off, counterclaim or other rights (other than a defense of payment) that any Guarantor may have at any time against the Borrower, any other Guarantor, any Secured Creditor or any other Person, whether in connection with the Credit Agreement or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(j) any other act or failure to act or delay of any kind by the Borrower, any Guarantor, any Secured Creditor or any other Person;

(k) any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders of the Borrower or any Guarantor;

(l) the fact that any Mortgaged Property or Lien contemplated or intended to be given, created or granted as security for the repayment of the Indebtedness shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Guarantors that it is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Mortgaged Property for the Indebtedness;

(m) the absence of any attempt to collect the Indebtedness or any part of them from the Borrower or any Guarantor;

(n) (A) any Secured Creditor’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (B) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (C) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Secured Creditor’s claim (or claims) for repayment of the Indebtedness; (D) any use of cash collateral under Section 363 of the Bankruptcy Code; (E) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; (F) the avoidance of any Lien in favor of the Secured Creditors or any of them for any reason; or (G) failure by any Secured Creditor to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(o) any payment made by the Borrower, any Guarantor, or any other Person or received or collected by any Secured Creditor from the Borrower, any Guarantor or any other Person by virtue of an action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Indebtedness; or

(p) any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guaranteed Obligations or the obligations of any Guarantor under this Guaranty, including but not limited to all defenses of a surety (except for indefeasible payment in full of the Indebtedness).

2.3 Termination and Reinstatement. Each Guarantor’s obligations under this Guaranty will remain in full force and effect until the first date on which (a) the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable under the Loan Documents have been paid in full, (b) either all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed or the Borrower or any Subsidiary has granted to the Issuing Bank of each outstanding Letter of Credit a perfected security interest in cash collateral equal to 102% of the amount of the LC Exposure relating to such Letter of Credit, (c) all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, (d) the Borrower or any Subsidiary has provided to each counterparty in respect of each Secured Swap Agreement then in effect a perfected security interest in collateral of a kind and in an amount that is consistent with prevailing market terms for an exposure comparable to the exposure of such counterparty under such Secured Swap Agreement and reasonably acceptable to such Secured Swap Provider, and (e) all obligations of the Guarantors in respect of Bank Products due and payable have been paid in full (the “Final Payment Date”). If at any time any payment, or any part thereof, with respect to the Guaranteed Obligations is rescinded or must be otherwise restored or returned as a result of any fraudulent conveyance or the insolvency, bankruptcy or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for any Loan Party or any substantial part of such Loan Party’s Property or otherwise, each Guarantor’s obligations under this Guaranty with respect to such payment, or any part thereof, will be reinstated at such time as though such payment had been due but not made at such time. Notwithstanding the foregoing, a Guarantor shall automatically be released from its obligations as a Guarantor hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary ceases to be a Subsidiary. In connection with any termination or release pursuant to the immediately preceding sentence, the Administrative Agent shall execute and deliver to each applicable Guarantor, at such Guarantor’s expense and upon such Guarantor’s request, all documents that such Guarantor shall reasonably request to evidence such termination or release.

2.4 Amendments, Etc. with respect to the Indebtedness. Until the Final Payment Date, each Guarantor shall remain obligated hereunder, and such Guarantor’s obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation of rights against any Guarantor and without notice to, demand upon or further assent by any Guarantor (which notice, demand and assent requirements are hereby expressly waived by such Guarantor), (a) any demand for payment of any of the Indebtedness made by any Secured Creditor may be rescinded by such Secured Creditor or otherwise and any of the Indebtedness continued; (b) the Indebtedness, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, any Secured Creditor; (c) any Loan Document may be amended, modified, supplemented or terminated, in whole or in part, as the Secured Creditors may deem advisable from time to time; (d) any collateral security, guarantee or right of offset at any time held by any Secured Creditor for the payment of the Indebtedness may be sold, exchanged, waived, surrendered or released; (e) any additional guarantors, makers or endorsers of the Indebtedness may from time to time be obligated on the Indebtedness or any additional security or collateral for the payment and performance of the Indebtedness may from time to time secure the Indebtedness; (f) any Secured Creditor shall fail to protect, secure, perfect or insure any Lien at any time held by it as security for the Indebtedness or for the guarantee contained in this Article II or any Property subject thereto; and (g) any other event shall occur which constitutes a defense or release of sureties generally.

2.5 Waivers. Each Guarantor irrevocably waives, to the extent permitted by Law, (i) notice of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Indebtedness, diligence, promptness, presentment, demand, protest, notice of protest, notice of dishonor, demand for payment, notice of default, notice of intent to accelerate, notice of acceleration and any other notice not provided for in this Article II, as well as any requirement that at any time any action be taken by any Person against the Borrower, or any other Guarantor or any other Person; (ii) any defense based upon fraudulent inducement, fraudulent concealment, suretyship or impairment of collateral; (iii) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Creditor) of the liability of the Borrower other than due to the indefeasible payment in full of the Guaranteed Obligations; (iv) any right to require any Secured Creditor to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Party’s power whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by any Secured Creditor; (vi) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties; and (vii) all setoffs and counterclaims.

2.6 Subrogation. Each Guarantor will be subrogated to all rights of the Secured Creditors against the Borrower in respect of any amounts paid by such Guarantor under this Guaranty, but no Guarantor shall enforce or be entitled to receive any payments arising out of or based upon, such right of subrogation until the Final Payment Date. If any amount is paid to any Guarantor on account of subrogation rights under this Guaranty prior to such date, such Guarantor shall hold such amount in trust for the benefit of the Secured Parties and shall promptly pay such amount to the Secured Parties to be credited and applied to the Guaranteed Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Loan Documents.

2.7 Stay of Acceleration; Acceleration of Indebtedness

(a) Each Guarantor agrees that if acceleration of the time for payment of any amount payable by the Borrower or any of its Subsidiaries under any Loan Document or Secured Swap Agreement is stayed upon insolvency, bankruptcy or reorganization of such Person, the Secured Creditors may declare the Guaranteed Obligations to be due and payable for the purposes of this Guaranty, and in the event of such a declaration or attempted declaration, the Guaranteed Obligations will immediately become due and payable by each Guarantor for the purposes of this Guaranty.

(b) Each Guarantor agrees that if the maturity of the Indebtedness is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of the guaranties contained in this Article II without demand or notice to such Guarantor. The guaranties contained in this Article II shall remain in full force and effect until the Final Payment Date (notwithstanding that from time to time, there may be no Borrowings outstanding).

2.8 Limit of Liability. The obligations of each Guarantor under this Guaranty will be limited to an aggregate amount equal to the largest amount that, after giving effect to any rights to contribution, would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any other applicable federal or state Law relating to the insolvency of debtors. Each Guarantor acknowledges and agrees that, to the extent not prohibited by applicable Law, (i) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such Laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Guaranty, (ii) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2.8 or to reduce, or request judicial relief reducing, the amount of its liability under this Guaranty, and (iii) the limitation set forth in this Section 2.8 may be enforced only to the extent required under such Laws in order for the obligations of such Guarantor under this Guaranty to be enforceable under such Laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Guarantor or other person entitled, under such Laws, to enforce the provisions thereof.

2.9 Set-Off. The provisions of Section 12.08 of the Credit Agreement are incorporated herein by reference.

2.10 Payments. Each Guarantor shall make any payments hereunder to the Secured Creditors without set off, counterclaim or other defense in dollars in accordance with Section 4.01 of the Credit Agreement or the relevant provisions of the Secured Swap Agreements with the relevant Secured Swap Providers. If demand is made for payment under this Guaranty at or prior to 11:00 a.m. Houston, Texas time on a Business Day, payment will be due hereunder on or before the close of such day; otherwise payment will be due before the close of the next succeeding Business Day after such demand is made.

2.11 Contribution. If any payment of the Guaranteed Obligations is made by a Guarantor or from its property, such Guarantor may, subject to and upon payment in full of the Guaranteed Obligations, (i) demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) demand and enforce contribution in respect of such payment from each other Guarantor that has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided by this Guaranty) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment will be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.6. The provisions of this Section 2.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Creditors, and each Guarantor shall remain liable to the Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

2.12 Subordination of Debt. All principal of and interest on all indebtedness, liabilities, and obligations of the Borrower or its Affiliates to any Guarantor (the “Subordinated Debt”) now or hereafter existing, due or to become due to such Guarantor, or held or to be held by such Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, is expressly subordinated to the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Guarantor shall not be entitled to receive, and shall not accept, any payment from the Borrower with respect to the Subordinated Debt; and, in the event any Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, such Guarantor shall hold any such payment in trust for the Secured Creditors and forthwith turn it over to the Secured Creditors in the form received, to be applied to the Guaranteed Obligations.

2.13 Liens Subordinate. Each Guarantor agrees that, until the Final Payment Date, any Liens securing payment of the Subordinated Debt shall be and remain inferior and subordinate to any Liens securing payment of the Indebtedness, regardless of whether such encumbrances in favor of such Guarantor, the Administrative Agent or any Secured Creditor presently exist or are hereafter created or attach. Until the Final Payment Date, without the prior written consent of the Administrative Agent, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Subordinated Debt, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

ARTICLE III

REPRESENTATIONS AND COVENANTS

In order to induce the Lenders to make Loans to and issue Letters of Credit on behalf of the Borrower pursuant to the Credit Agreement, and in order to induce Secured Creditors to execute, deliver and perform the Secured Swap Agreements to which they are a party, each Guarantor represents and covenants as follows:

3.1 Availability of Documents. An executed (or conformed) copy of each of the Loan Documents, the Secured Swap Agreements and the Bank Products Agreements, if any, has been made available to a Responsible Officer of each Guarantor and such Responsible Officer has a duty to and has read these documents, and has full notice and knowledge of the terms, conditions and effects thereof. Each Guarantor has, independently and without reliance upon any Secured Creditor or any information received from the Secured Creditors, and based upon such documents and information as such Guarantor has deemed appropriate, made its own analysis of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Indebtedness, and decision to enter into this Guaranty. Each Guarantor has received the advice of its attorney in entering into this Guaranty and the other Loan Documents to which it is a party. Each Guarantor has not relied and will not rely upon any representations or warranties of the Administrative Agent not embodied herein or any acts heretofore or hereafter taken by the Administrative Agent (including but not limited to any review by the Administrative Agent of the affairs of Borrower). Each Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and assets of the Borrower, and such Guarantor is not relying upon any Secured Creditor to provide (and no Secured Creditor will have a duty to provide) any such information to any Guarantor either now or in the future.

3.2 Representations in Loan Agreement. The representations and warranties set forth in Article VII of the Credit Agreement are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by each Guarantor, and each Guarantor, jointly and severally represents and warrants that each of such representations and warranties are true and correct (which representations and warranties shall be deemed to have been renewed at the time of each Loan under the Credit Agreement); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3.2, be deemed to be a reference to such Guarantor’s knowledge.

3.3 Covenants. Each Guarantor covenants and agrees that until the Final Payment Date, except as otherwise provided in the Credit Agreement or unless Lenders give their prior written consent to any deviation therefrom, it will (a) at all times maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in any state or jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 of the Credit Agreement, and (b) duly and punctually observe and perform all covenants applicable to such Guarantor under the Credit Agreement and the other Loan Documents to which it is a party.

ARTICLE IV

OTHER PROVISIONS

4.1 Notices.

(a) Subject to Section 4.1(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to any Guarantor, to it at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19118, Attention of Sean McGrath, (Telecopy No. 215.405.3882; Email: smcgrath@atlasenergy.com);

(ii) if to the Administrative Agent, to it at: 1525 W WT Harris Blvd., 1st Floor. MAC D1109-019. Charlotte, North Carolina 28262-8522, Attention: Agency Services, (Telecopy No. 704.590.2782);

(iii) if to any other Lender, in its capacity as such, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv) in the case of any other Secured Creditor, the address specified by such Secured Creditor in writing to the Guarantors;

or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

(b) Notices and other communications to the Secured Creditors hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The applicable Secured Creditor or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that, approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Guaranty shall be deemed to have been given on the date of receipt.

4.2 Assignment. No Guarantor shall assign any of its rights or delegate any performance under this Guaranty (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of Law or any other manner) except with the prior written consent of the Required Lenders. Any purported assignment without such consent is void. Any Secured Creditor may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any Person in accordance with Section 12.04 of the Credit Agreement or under any Secured Swap Agreement to any Person in accordance with the provisions of such Secured Swap Agreement.

4.3 Successors and Assigns. This Guaranty binds the Guarantors and their respective successors and permitted assigns and inures to the benefit of the Secured Creditors and their respective successors and permitted assigns.

4.4 Payment of Expenses, Indemnities, Etc. To the extent and at such times the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement:

(a) Each Guarantor agrees to pay or reimburse the Administrative Agent and the other Secured Creditors for all reasonable out-of-pocket expenses incurred by such Person, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any such Secured Creditor, in connection with the enforcement or protection of its rights in connection with this Guaranty or any other Loan Document, including, without limitation, all costs and expenses incurred in collecting against such Guarantor under the guaranties contained in Article II or otherwise enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such Guarantor is a party.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Creditors harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Guaranty and the other Loan Documents to which such Guarantor is a party.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Creditors harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty, unless the foregoing have resulted from (i) the gross negligence or wilful misconduct of the Administrative Agent or the other Secured Creditors (as determined by a final, nonappealable judgment of a court of competent jurisdiction), (ii) a material breach of the material obligations of the Administrative Agent or other Secured Creditors under this Guaranty or (iii) any proceeding that is solely among the Secured Creditors.

4.5 Amendment and Waiver. Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Guarantors and the Required Lenders or by the Guarantors and the Administrative Agent with the consent of the Required Lenders (or, to the extent required by Section 12.02 of the Credit Agreement, with the written consent of each affected Lender).

4.6 No Implied Waiver. No failure or delay in exercising any right, power or remedy, and no course of dealing between any Guarantor and the Secured Creditors will operate as a waiver or estoppel of any such right, power or remedy. No single or partial exercise of any right, power or remedy under this Guaranty will preclude any simultaneous or subsequent exercise of any other right, power or remedy. The rights, powers and remedies set forth in this Guaranty are not exclusive of, but are cumulative to, any rights, powers or remedies now or subsequently existing at law, in equity or by statute.

4.7 Survival. All covenants, agreements, representations and warranties made by any Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Guaranty or any other Loan Document to which it is a party shall be considered to have been relied upon by the Administrative Agent and the other Secured Creditors and shall survive the execution and delivery of this Guaranty and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any other Secured Creditor may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid, any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated. The provisions of this Section 4.7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Guaranty, any other Loan Document or any provision hereof or thereof.

4.8 Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

4.9 Entire Agreement. This Guaranty, the other Loan Documents, and the Secured Swap Agreements constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Guaranty, the other Loan Documents and the Secured Swap Agreements represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The provisions of this Guaranty may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealing. In entering into this Guaranty, no Guarantor has relied upon any statement, representation, warranty or agreement of the Secured Creditors except as set forth in the Loan Documents or the Secured Swap Agreements. There are no conditions precedent to the effectiveness of this Guaranty. In the event of any conflict between the terms of this Guaranty and the terms of the Credit Agreement, the terms of the Credit Agreement will control.

4.10 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

4.11 Acknowledgments. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Creditor has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents to which it is a party, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Secured Creditors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Creditors or among the Guarantors and the Secured Creditors.

4.12 Execution in Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

4.13 Governing Law; Submission to Jurisdiction.

(a) THIS GUARANTY IS GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THOSE COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 4.1, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (1) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (2) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (3) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (4) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.13.

4.14 Additional Guarantors. Pursuant to and in accordance with Section 8.13 of the Credit Agreement, an entity becoming a Subsidiary of the Borrower after the date of the Credit Agreement may be required to enter into this Guaranty as a Guarantor promptly after becoming such Subsidiary of the Borrower. Upon execution and delivery by the Administrative Agent and such Subsidiary of a Joinder Agreement, such Subsidiary will become a Guarantor hereunder as of the date such Joinder Agreement becomes effective with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Joinder Agreement adding an additional Guarantor as a party to this Guaranty will not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder will remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

4.15 Qualified ECP Guarantors. Each Guarantor that is a Qualified ECP Guarantor hereby guarantees the payment and performance of all Indebtedness of each Loan Party and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party in order for such Loan Party to honor its obligations under this Guaranty including obligations with respect to Swap Agreements (provided, however, that each such Guarantor shall only be liable under this Section 4.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.15, or otherwise under this Guaranty or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each such Guarantor under this Section 4.15 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders, the Administrative Agent and all other Secured Creditors, and all of the Lenders’ Commitments are terminated. The parties intend that this Section 4.15 constitute, and this Section 4.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ATLAS GROWTH HOLDINGS OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Atlas Growth Partners GP, LLC, under delegation of authority from Atlas Growth Partners, L.P., its sole member

By:	/s/ Sean P. McGrath

Sean P. McGrath
Chief Financial Officer and Authorized Officer

ATLAS GROWTH TEXAS, LLC,
a Texas limited liability company
ATLAS GROWTH OKLAHOMA, LLC,
an Oklahoma limited liability company
ATLAS GROWTH EAGLE FORD, LLC,
a Texas limited liability company

By:	Atlas Growth Partners GP, LLC, under delegation of authority from Atlas Growth Holdings Operating Company, LLC, its sole member

By:	/s/ Sean P. McGrath

Sean P. McGrath
Chief Financial Officer and Authorized Officer

[SIGNATURE PAGE TO GUARANTY AGREEMENT

ATLAS GROWTH PARTNERS, L.P.]

EXHIBIT G

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

dated as of

May 1, 2015

among

Atlas Growth Partners, L.P.,

the other Grantors party hereto

and

Wells Fargo Bank, National Association

as Administrative Agent

7.2	Collections on Accounts, Etc.	G-24
7.3	Proceeds	G-25
7.4	Deficiency	G-25
7.5	Private Sale	G-25
7.6	Application of Proceeds	G-26
7.7	Administrative Agent’s Right to Perform on the Grantor’ Behalf	G-26
7.8	Preservation of Rights	G-26
7.9	Rights of Secured Creditors	G-26
7.10	Registration of Equity Interests	G-26
7.11	Notice of Remedies	G-27
ARTICLE VIII	the administrative agent	G-27
8.1	Administrative Agent’s Appointment as Attorney-in-Fact, Etc.	G-27
8.2	Duty of Administrative Agent	G-29
8.3	Authority of Administrative Agent	G-30
ARTICLE IX	MISCELLANEOUS	G-30
9.1	Waivers of Rights Inhibiting Enforcement	G-30
9.2	No Waiver; Remedies Cumulative	G-31
9.3	Notices	G-31
9.4	Payment of Expenses, Indemnities, Etc.	G-32
9.5	Amendments, Etc.	G-32
9.6	Successors and Assigns	G-33
9.7	Survival, Etc.	G-33
9.8	Limitation of Liability	G-33
9.9	Subrogation	G-33
9.10	Severability	G-33
9.11	Counterparts; Effectiveness	G-33
9.12	Governing Law; Submission to Jurisdiction	G-34
9.13	Additional Grantor	G-35
9.14	Set-Off	G-35
9.15	Final Agreement of the Parties	G-35

SCHEDULES

Schedule 4.3	Legal Names, Type of Organization, Jurisdiction of Organization, Chief Executive Office

Schedule 4.4	Changes in Circumstances

Schedule 4.5	Trade Names

Schedule 4.6	Perfection Actions

Schedule 4.7	Other Financing Statements

Schedule 4.8	Location of Inventory and Equipment

Schedule 4.9	Certain Significant Transactions

Schedule 4.11	Deposit Accounts

Schedule 4.12	Commercial Tort Claims

Schedule 4.13	Equity Interests

Schedule 4.15	Patents and Trademarks

ANNEXES

Annex 1	Form of Security Agreement Supplement

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 1, 2015, is among Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), the Subsidiaries of the Borrower signatory to this Agreement (the “Guarantors” and, together with the Borrower, the “Grantors”), and Wells Fargo Bank, National Association, as Administrative Agent for the Secured Creditors (as used herein “Secured Creditors” means, collectively, the Administrative Agent, the Lenders, the Bank Products Providers and (a) the counterparty to the Borrower or any of its Subsidiaries party to any Secured Swap Agreement, or (b) any assignee of any such counterparty so long as such assignee is a Lender or an Affiliate of a Lender).

RECITALS

A. Contemporaneously with the execution and delivery hereof, the Borrower, the Administrative Agent and the lenders from time to time party thereto (the “Lenders”) executed a Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make Loans and other extensions of credit to the Borrower.

B. The Borrower and one or more Grantors and certain Bank Products Providers have entered or may enter into certain agreements regarding Bank Products (collectively, the “Bank Products Agreements”).

C. The Borrower and one or more Grantors and Lenders or Affiliates of a Lender have entered or may enter into certain Secured Swap Agreements.

D. Each Guarantor is a direct or indirect subsidiary of Borrower for whose benefit Borrower may and will borrow under the Credit Agreement. Each Guarantor is familiar with the Credit Agreement and has determined that the grant of the security interests provided in this Agreement (i) is necessary or convenient to the conduct, promotion, or attainment of the business of the Borrower and the Guarantor, (ii) may reasonably be expected to benefit, directly or indirectly, the Guarantor, and (iii) is in the best interests of the Guarantor. Each Guarantor has executed as of the date hereof a Guaranty, pursuant to which each Guarantor guaranteed the prompt repayment and performance of Borrower’s indebtedness, obligations and liabilities under the Credit Agreement (such agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”, and collectively with the Credit Agreement, the other Loan Documents, the Bank Products Agreements and the Secured Swap Agreements, the “Secured Transaction Documents”).

E. The Administrative Agent and the other Secured Creditors have conditioned their obligations under the Secured Transaction Documents upon the execution and delivery by the Grantors of this Agreement, and Grantors have agreed to enter into this Agreement to secure all obligations owing to the Administrative Agent and the other Secured Creditors under the Secured Transaction Documents.

THEREFORE, in consideration of the premises and as a material inducement to the Secured Creditors to enter into the Secured Transaction Documents, as applicable, the Grantors and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms not otherwise defined in this Agreement have the respective meanings assigned to those terms in the Credit Agreement. All terms used but not defined in this Agreement or the Credit Agreement that are defined in Article 8 or 9 of the UCC have the meanings therein stated. In addition, the following terms have the following meanings under this Agreement:

“Account Debtor” means a Person (other than any Grantor) obligated on an Account, Chattel Paper, or General Intangible.

“Collateral” has the meaning assigned to that term in Section 2.1.

“Contracts” means all contracts and other agreements of any Grantor relating to the sale or other disposition of all or any part of the Inventory, Equipment or Documents and all rights, warranties, claims and benefits of any Grantor against any Person arising out of, relating to or in connection with all or any part of the Inventory, Equipment or Documents of any Grantor, including any rights, warranties, claims or benefits against any Person storing or transporting any Inventory or Equipment or issuing any Documents.

“Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Excluded Deposit Account” means, at any time, any Deposit Account that is used by a Grantor for the sole purpose of funding the payroll, payroll taxes and other compensation and benefits to employees of any Grantor in the ordinary course of business.

“Excluded Property” means (a) any Equipment subject to a purchase money security interest or equipment lease (“Encumbered Equipment”) if and to the extent that the creation of a security interest in the right, title or interest of the Grantor in the Encumbered Equipment would cause or result in a default under any contractual provision or other restriction, (b) any Property of a Grantor the creation of a security interest in which would be prohibited by or not be effective under applicable Law or would violate or result in a default under any agreement or instrument in effect on the date hereof (or in the case of any future Grantor on the date it becomes a Grantor) between such Grantor and any Person other than the Borrower or any Subsidiary without the waiver of such default or violation by any Person other than the Borrower or any Subsidiary; provided that upon the ineffectiveness, lapse, or termination of such law or terms or the obtainment of such consents or waivers, such Property shall cease to constitute Excluded Property, (c) the Equity Interests of any Foreign Subsidiary directly held by a Grantor in excess of 65% of the Equity Interests in such Foreign Subsidiary if the grant of a security interest therein would cause adverse tax consequences for the Borrower or any Subsidiary, and (d) the Excluded Deposit Accounts, but the exclusions in the foregoing clauses (a) through (d) in no way will be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or any successor provision or provisions (as same may be limited by other applicable Law) or other applicable Law, or (ii) to limit, impair or otherwise affect the continuing security interests of the Secured Creditors in and liens upon any rights or interests of the Grantors in or to (A) monies due or to become due under or with respect to any such Property or rights (including any Accounts), or (B) any proceeds from the sale, license, lease, or other dispositions of any such Property or rights.

“Final Payment Date” means the first date on which (a) the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable under the Loan Documents have been paid in full, (b) either all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed or the Borrower or any Subsidiary has granted to the Issuing Bank of each outstanding Letter of Credit a perfected security interest in cash collateral equal to 102% of the amount of the LC Exposure relating to such Letter of Credit, (c) all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, (d) the Borrower or any Subsidiary has provided to each counterparty in respect of each Secured Swap Agreement then in effect a perfected security interest in collateral of a kind and in an amount that is consistent with prevailing market terms for an exposure comparable to the exposure of such counterparty under such Secured Swap Agreement and reasonably acceptable to such Secured Swap Provider, and (e) all obligations of the Grantors in respect of Bank Products due and payable have been paid in full.

“Intellectual Property” means, collectively, (a) all copyrights, all patents and all trademarks, (b) all applications for copyrights, patents and trademarks (other than “intent to use” applications until a verified statement of use or allegation of use is filed and accepted by the U.S. Patent and Trademark Office with respect to such applications), (c) all inventions, processes, production methods, proprietary information, know how and trade secrets; (d) all licenses granted to any Grantor with respect to any of the foregoing pursuant to any agreement, in each case whether now or hereafter owned or used, and all income, royalties, damages and payments now or hereafter due and/or payable thereon or in respect thereof; and (e) all causes of action, claims and warranties now or hereafter owned or acquired by any Grantor in respect of any of the items listed above.

“Investment Account” means a Deposit Account, a Commodities Account, or a Securities Account.

“Issuer” means an issuer of any Pledged Interests.

“Permitted Liens” means Liens permitted by Section 9.03 of the Credit Agreement (after giving effect, to the extent applicable, to the last paragraph of Section 9.03 immediately following clause (e) thereof).

“Pledged Companies” means each Person listed on Schedule 4.13 hereto, together with each other Person for which all or a portion of the Equity Interests issued by such Person are acquired or otherwise owned by any Grantor after the Effective Date, in each case to the extent such Equity Interests are Collateral.

“Pledged Interests” means any Grantor’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor, replacements thereof and additions thereto, all proceeds, interest, profits and other income thereof and all rights relating thereto, including any certificates or instruments representing the Equity Interests, the right to receive any certificates or instruments representing any of the Equity Interests, and the right to receive all dividends (cash, stock or otherwise), distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, rights to subscribe, purchase or sell, all other rights and property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing, and all books and records relating to any of the foregoing. “Pledged Interests” does not include any Equity Interests that constitute Excluded Property.

“Proceeds” has the meaning assigned to that term in the UCC, including all proceeds of insurance and all condemnation awards and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessories to, substitutions for and replacements of all or any part of the Collateral.

“Records” means books and records of any Grantor concerning the Collateral.

“Secured Creditors” has the meaning assigned to that term in the recitals to this Agreement.

“Secured Obligations” means the Indebtedness (including any interest accruing at any post default rate and interest accruing after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or similar proceeding of any Grantor, whether or not a claim for post petition interest is allowed in any such proceeding) payable by the Borrower or any of its Subsidiaries to the Secured Creditors.

“Secured Swap Provider” means, with respect to any Secured Swap Agreement, (a) the counterparty to the Grantor party thereto, or (b) any assignee of any counterparty described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means the security interest in the Collateral granted by a Grantor under this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, but if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in the other jurisdiction for purposes of the provisions of this Agreement relating to perfection or the effect of perfection or non-perfection.

1.2 Interpretation. The principles of interpretation set out in Section 1.04 of the Credit Agreement apply equally to this Agreement mutatis mutandis.

ARTICLE II

COLLATERAL

2.1 Grant of Security Interest. As collateral security for the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to the Administrative Agent for the ratable benefit of the Secured Creditors a security interest in all of that Grantor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral”):

(a) all Accounts;

(b) Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(c) Commercial Tort Claims described in Schedule 4.12 or in any supplement to that schedule;

(d) all Deposit Accounts and other Investment Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Farm Products;

(h) all General Intangibles (including, without limitation, rights in and under any contracts, including Swap Agreements) and Intellectual Property;

(i) all Goods;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property (including the Pledged Interests);

(m) all Letters of Credit and Letter of Credit Rights;

(n) all rights, claims and benefits against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by any Grantor, including any rights, claims or benefits against any Person storing or transporting any Inventory or Equipment;

(o) all other tangible and intangible personal property and fixtures, including all cash, products, offspring, rents, revenues, issues, profits, royalties, income, benefits,

accessions, as-extracted collateral, Supporting Obligations, additions, substitutions and replacements of and to any and all of the foregoing, including all proceeds of and to any of the property described in the preceding clauses of this Section 2.1 (including any proceeds of insurance on that property (whether or not the Administrative Agent is loss payee thereof), and any indemnity, warranty or guarantee, payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by any Grantor in respect of any of the items listed above);

(p) all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of any Grantor or any computer bureau or service company from time to time acting for any Grantor, to the extent each of the foregoing pertains to the Collateral; and

(q) all Proceeds of the Collateral described in the foregoing clauses (a) through (p).

Notwithstanding anything to the contrary contained in clauses (a) through (q) above, the Collateral will not include any Excluded Property.

2.2 Termination of Security Interests. This Agreement, the Security Interests, the other Security Instruments delivered under this Agreement and all obligations (other than those expressly stated to survive such termination in accordance with Section 9.7) of the Administrative Agent and each Grantor under this Agreement and such other Security Instruments will automatically terminate and all rights to the Collateral will automatically revert to the Grantors on the Final Payment Date, all without the delivery of any instrument or performance of any act by any Person. Upon termination of this Agreement, the Administrative Agent shall (at the written request and expense of the Borrower) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower. The Administrative Agent shall also (at the written request and expense of the Borrower) promptly deliver to the Borrower upon such termination any UCC termination statements and other documentation that is reasonably requested by the Borrower to evidence the termination and release of the Security Interests.

2.3 Partial Release of Collateral; Release of Grantor.

(a) Upon the disposition by any Grantor of any Collateral permitted by the Credit Agreement, the Security Interest in such Collateral and the Proceeds thereof shall automatically terminate without delivery of any instrument or performance of any act by any Person.

(b) A Grantor shall be automatically released from its obligations under this Agreement, and all Security Interests in the Equity Interests issued by and the Collateral owned by such Grantor shall automatically terminate without delivery of any instrument or performance of any act by any Person, in the event that all Equity Interests issued by such Grantor which are Pledged Interests are sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement.

(c) In connection with any event or transaction described in clauses (a) and (b) of this Section 2.3, the Administrative Agent shall (at the Borrower’s sole cost and expense), upon the written request of the Borrower, which written request shall include a certification by the Borrower stating that such event or transaction is in compliance with the Credit Agreement and the other Loan Documents, promptly deliver to the Borrower any UCC termination statements and other documentation as the Borrower may reasonably request to evidence the termination and release of the Lien on such Collateral. If the Administrative Agent receives any Proceeds from a disposition of Collateral described in clauses (a) or (b) of this Section 2.3, the Administrative Agent shall promptly deliver such Proceeds to the Borrower unless an Event of Default has occurred and is continuing.

2.4 Security Interest Absolute. The pledges and security interests created by this Agreement shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other Collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

2.5 Retention in Satisfaction. Unless deemed otherwise under applicable Law (including, without limitation, Section 9-620 of the UCC), no action taken or omission to act by the Administrative Agent or the other Secured Creditors hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Creditors shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such time as is provided in Section 2.2.

ARTICLE III

PERFECTION OF SECURITY INTEREST

3.1 Perfection. Each Grantor shall:

(a) deliver to the Administrative Agent all Instruments and Chattel Paper included in the Collateral having a value in excess of $100,000 and other Instruments and Chattel Paper included in the Collateral to the extent that the aggregate value of all such Instruments and Chattel Paper that have not been delivered to the Administrative Agent exceeds $1,000,000, which must be endorsed or accompanied by such instruments of assignment and transfer in form and substance reasonably requested by the Administrative Agent; and

(b) deliver to the Administrative Agent certificates evidencing the certificated Pledged Interests together with undated stock powers (or the equivalent documents for Issuers that are not corporations) executed in blank in form reasonably satisfactory to the Administrative Agent.

Additionally, each Grantor hereby authorizes the Administrative Agent, its counsel or its representative to execute, deliver, file and/or record any financing statement, continuation statement or other document necessary or desirable (in the reasonable judgment of the Administrative Agent) (i) to create, preserve, perfect, or maintain the priority of the Security Interests; or (ii) to enable the Administrative Agent to exercise and enforce its rights under this Agreement or any other Loan Document with respect to the Security Interests. The Grantors shall pay the costs of, and reasonable costs incidental to, any recording or filing of any such financing or continuation statement or other document.

3.2 Delivery and Other Perfection. Each Grantor shall:

(a) promptly after its acquisition of any Instrument or Chattel Paper having a value in excess of $100,000, deliver to the Administrative Agent that Instrument or Chattel Paper endorsed and/or accompanied by instruments of assignment and transfer in form and substance reasonably requested by the Administrative Agent;

(b) if the aggregate value of all Instruments and Chattel Paper held by all Grantors that have not been delivered to the Administrative Agent exceeds $1,000,000, promptly deliver to the Administrative Agent additional Instruments or Chattel Paper endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request and having a sufficient value so that the aggregate value of any undelivered Instruments and Chattel Paper does not exceed $1,000,000;

(c) if requested by the Administrative Agent, deliver to the Administrative Agent any certificate of title, application for title or similar evidence of ownership of any titled Equipment with an aggregate fair market value in excess of $100,000 and shall cause the Administrative Agent to be named as lienholder on that certificate of title, application for title or other evidence of ownership;

(d) if necessary or desirable in the reasonable judgment of the Administrative Agent to perfect or establish the priority of the Security Interests, stamp or otherwise mark the Records as the Administrative Agent may reasonably require in order to reflect the Security Interests;

(e) for each Investment Account that (i) in the case of any Deposit Account (other than any Excluded Deposit Account) has a closing balance as of any date on or after the Effective Date exceeding $200,000 or (ii) in the case of any other Investment Account, has a closing market value as of any date on or after the Effective Date exceeding $200,000, the respective Grantor shall cause the institution with which the Investment Account is maintained to execute and deliver to the Administrative Agent within 30 days of the date on which the closing balance or closing market value, as applicable, of the respective Investment Account first exceeds $200,000, a “control agreement” in form and substance reasonably satisfactory to the

Administrative Agent, except that in no event shall the Grantors permit the sum of (x) the closing balance of all Deposit Accounts of the Grantors (other than Excluded Deposit Accounts) not covered by such a “control agreement” and (y) the closing market value of all other Investment Accounts of the Grantors not covered by such a “control agreement” to exceed $1,000,000 in the aggregate as of any date. Notwithstanding the foregoing to the contrary, the Grantors shall not be required to furnish such “control agreements” for Investment Accounts of the Grantors that are in existence as of the Effective Date until the date that is 30 days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion). If any institution with which an Investment Account is maintained refuses to, or does not, enter into such a “control agreement” for an Investment Account for which a “control agreement” is required by the preceding terms of this Section 3.2(e), then the respective Grantor shall promptly (and in any event within 30 days of the date on which the closing balance or closing market value, as applicable, of the respective Investment Account first exceeds $200,000) close such Investment Account and transfer all balances therein to another Investment Account meeting the requirements of this Section 3.2(e); and

(f) furnish to the Administrative Agent within 30 Business Days after the Borrower becomes aware of any Commercial Tort Claim of a Grantor not previously described on Schedule 4.12, a description in form and substance reasonably satisfactory to the Administrative Agent of that Commercial Tort Claim (other than Commercial Tort Claims the aggregate amount of which for all Grantors does not exceed $1,000,000) and upon the delivery of that description to the Administrative Agent, Schedule 4.12 will be deemed amended to include that Commercial Tort Claim.

3.3 Further Assurances. Each Grantor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates, obtain any and all governmental approvals and consents that it can obtain using commercially reasonable efforts, and take all further action that may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm, maintain the priority of or validate the Security Interests or to enable the Administrative Agent to obtain the full benefits of the Security Instruments, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Secured Creditors to enter into Secured Swap Agreements and to provide the Bank Products, as applicable, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Creditor that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Guarantor (in its capacity as a Subsidiary of the Borrower) or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects, except that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Benefit to the Guarantor. The Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses. Each Guarantor is a Subsidiary of the Borrower and its obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

4.3 Legal Names; Type of Organization; Jurisdiction of Organization; Etc. Schedule 4.3 sets forth each Grantor’s (i) exact legal name, (ii) type of organization, (iii) jurisdiction of organization, (iv) organizational identification number (if any), (v) taxpayer identification number, (vi) chief executive office or sole place of business, and (vii) each jurisdiction (other than its jurisdiction of organization) in which the nature of the business conducted by it requires it to maintain its qualification to do business in such jurisdiction, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect, in each case as of the Effective Date.

4.4 Changes in Circumstances. Except as set forth in Schedule 4.4, no Grantor has, within the four-month period ending on the date of this Agreement: (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.

4.5 Trade Names; Etc. Schedule 4.5 lists each trade name, fictitious name and other name that each Grantor has or operates under on the Effective Date or had or operated under during the preceding five years.

4.6 Perfected First Priority Liens. The Security Interests (a) upon completion of the filings and other actions specified on Schedule 4.6 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form), and upon the payment of all applicable fees in connection with such filings and other actions, will constitute, to the extent perfection can be obtained by such filings and other actions, valid perfected security interests in all of the Collateral, to the extent required in this Agreement, in favor of the Administrative Agent, for the ratable benefit of the Secured Creditors, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law)) and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Excepted Liens that have priority over the Liens on the Collateral by operation of law.

4.7 No Other Financing Statements. As of the Effective Date, no financing statement or similar document that names any Grantor as debtor or covers all or any part of the Collateral is on file or of record in any recording or public office except for (i) any financing statements filed in favor of the Administrative Agent, for the ratable benefit of the Secured Creditors in connection with this Agreement and the other Security Documents, (ii) financing statements that will be terminated in connection with the Transactions, and (iii) financing statements set forth on Schedule 4.7.

4.8 Location of Inventory, Equipment and Records regarding Accounts. Schedule 4.8 lists, as of the Effective Date, all locations where each Grantor holds Inventory and Equipment and all locations where each Grantor keeps its records concerning its Accounts.

4.9 Certain Significant Transactions. During the one year period preceding the Effective Date, no Person has merged or consolidated with or into any Grantor, and no Person has liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except for the transactions described in Schedule 4.9.

4.10 Timber-to-be-Cut. On the Effective Date, Grantor does not own nor does it expect to acquire, any property that constitutes, or would constitute, Timber-to-be-Cut.

4.11 Deposit Accounts, Commodities Accounts and Securities Accounts. Schedule 4.11 accurately sets forth, as of the Effective Date, each Investment Account maintained by any Grantor (including the account number and a description of the purpose of the account), the name of the respective institution at which that Investment Account is maintained, and whether or not such Investment Account has had a closing balance or closing market value, as applicable, in excess of $200,000 on any day during the 12-month period preceding the Effective Date. The applicable Grantor is the sole account holder of each such Investment Account and has not consented to, and is not otherwise aware of, any Person (other than a Secured Creditor) having “control” (within the meaning of Sections 9-104 or 9-106 of the UCC, as applicable) over, or any other interest in or claim against, any such Investment Account.

4.12 Commercial Tort Claims. Schedule 4.12 lists and describes all Commercial Tort Claims (with specific case caption or descriptions per Official Code Comment 5 to Section 9-108 of the UCC) of each Grantor in existence on the Effective Date. Failure to list a Commercial Tort Claim on Schedule 4.12 is not intended to and will not (i) impair the rights of any Grantor with respect to any third Person or (ii) limit the rights of the Administrative Agent with respect to that claim.

4.13 Equity Interests. Schedule 4.13 sets forth, as of the Effective Date, with respect to each Person that is an Issuer, (i) the name of that Person, (ii) the type of entity of that Person, (iii) its jurisdiction of organization, (iv) a description of the Pledged Interests issued by such Person, including the number issued, (v) if such Pledged Interests are represented by certificates, the number(s) of such certificates issued to the owner thereof, and (vi) the percentage of those Pledged Interests that are owned by that Grantor. All of the Pledged Interests identified on Schedule 4.13 have been duly and validly issued and are fully paid and nonassessable; and such Grantor is the beneficial and, except as set forth in Schedule 4.13, record owner of, and has good title to, such Pledged Interests that are pledged by it hereunder, free of any and all Liens except the Security Interests and Permitted Liens. Schedule 4.13 also sets forth the information in clauses (i) through (vi) of this Section 4.13 with respect to all Equity Interests held by any Grantor that constitute Excluded Property.

4.14 Instruments and Chattel Paper. Such Grantor has delivered to the Administrative Agent all Collateral constituting Instruments and Chattel Paper to the extent required by Sections 3.1 and 3.2. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.

4.15 Patents and Trademarks. Schedule 4.15 sets forth, as of the Effective Date, (a) each patent and trademark owned by any Grantor that is registered with the United States Patent and Trademark Office, (b) each application filed by any Grantor for registration with the United States Patent and Trademark Office of any patent or trademark that has not been so registered, and (c) each patent license and trademark license owned by any Grantor.

4.16 Governmental Obligors. As of the Effective Date, none of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority.

ARTICLE V

COVENANTS

In furtherance of the grant of the Security Interest pursuant to Article II, each Grantor agrees with the Administrative Agent that, from and after the Effective Date until the Final Payment Date:

5.1 Covenants in the Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is required to be taken or not taken by such Grantor, as the case may be, pursuant to the covenants in the Credit Agreement and giving effect to the applicable grace periods and cure periods provided for in the Credit Agreement.

5.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) Without the prior written consent of the Administrative Agent, each Grantor shall not file (or authorize or permit the filing of or suffer to be on file) in any jurisdiction any financing statement or similar document with respect to the Collateral in which the Administrative Agent is not named as the sole secured party except for financing statements evidencing Permitted Liens.

(b) Each Grantor shall maintain the Security Interest created by this Agreement (subject to any limitations with respect to perfection as set forth in the Loan Documents) as a perfected security interest, subject to the qualifications, and, as applicable, having at least the priority described in Section 4.6 and shall defend such Security Interest against the claims and demands of all Persons whomsoever except for Permitted Liens and subject to the rights of such Grantor under the Loan Documents to dispose of Collateral.

5.3 Pledged Interests.

(a) If any Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the Pledged Interests of any Issuer which would constitute Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Creditors, hold the same in trust for the Administrative Agent and the other Secured Creditors and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b) In the event such Grantor acquires any Equity Interests not constituting Excluded Property, such Grantor shall deliver to the Administrative Agent a duly executed amendment to this Agreement, in the form of Annex 1 hereto (a “Security Agreement Supplement”) pursuant to which such Grantor will pledge such additional Equity Interests as Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Security Agreement Supplement delivered hereunder to this Agreement and agrees that all additional Equity Interests owned by it set forth in such Security Agreement Supplements shall be considered to be part of the Collateral.

(c) Without the prior written consent of the Administrative Agent, no Grantor will, except as expressly permitted by the Loan Documents, (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, except as could not reasonably be expected to materially and adversely affect the rights and remedies of the Administrative Agent and the other Secured Creditors under the Loan Documents, (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Interests or Proceeds thereof, (iii) create, incur or permit to exist any Lien except for Permitted Liens or option in favor of, or any claim of any Person with respect to, any of the Pledged Interests or Proceeds thereof, or any interest therein, except for the Security Interests or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Interests or Proceeds thereof.

(d) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.3(a) with respect to the Pledged Interests issued by it (iii) the terms of Article VI and Article VII shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Article VI and Article VII with respect to the Pledged Interests issued by it, and (iv) no such Grantor which is a limited liability company or a partnership shall take any action, including, without limitation, the amendment of its organizational documents, that would cause the Pledged Interests issued by it to be deemed or otherwise qualify to be “securities” under Article 8 of the UCC.

(e) Except as expressly permitted in the Loan Documents, (i) the Pledged Interests will at all times constitute not less than 100% of the Equity Interests of the Issuer thereof owned by any Grantor and (ii) no Grantor will permit any Issuer of any of the Pledged Interests to issue any new shares (or other interests) of any class of Equity Interests of such Issuer without the prior written consent of the Administrative Agent unless such additional Equity Interests become Pledged Equity Interests in accordance with this Agreement.

5.4 Special Provisions Relating to Certain Collateral.

(a) Assigned Agreements. Each Grantor acknowledges that the Secured Creditors have no responsibility to perform obligations under any contract or other agreement constituting part of the Collateral. The exercise by the Administrative Agent or any other Secured Creditor of any of the rights and remedies under this Agreement or any of the Loan Documents will not release any Grantor from any of its duties or obligations under those agreements. Neither the Administrative Agent nor any other Secured Creditor has any duty, obligation or liability under those agreements, any Governmental Approvals included in the Collateral or otherwise in respect of the Collateral by reason of this Agreement or is obligated to perform any of the obligations or duties of any Grantor under agreements or otherwise in respect of the Collateral or to take any action to collect or enforce any claim for payment or any other right assigned hereunder.

(b) Intellectual Property.

(i) Solely to the extent necessary to enable the Administrative Agent to exercise rights and remedies under Section 7.1 at any time the Administrative Agent is lawfully entitled to do so and is permitted to do so under Section 7.1, and for no other purpose, pursuant to the terms and subject to the conditions hereof, each Grantor hereby grants to the Administrative Agent, to the extent such Grantor has the right to do so, an irrevocable (until the Final Payment Date), nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by that Grantor, wherever located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, but this grant will not apply to the extent it would cause the termination, invalidation, voiding, cancellation, degradation or abandonment of the Grantor’s rights in such Intellectual Property.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 9.11 of the Credit Agreement that limit the rights of the Grantors to dispose of their property, if no Event of Default has occurred and is continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property. In furtherance of the foregoing, unless an Event of Default has occurred and is continuing, the Administrative Agent shall from time to time, upon the request of any Grantor and at such Grantor’s expense, execute and deliver any instruments, certificates or other documents, in the form reasonably requested by the Grantor, to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the Final Payment Date and the Grantor’s request, the Administrative Agent shall grant back to the Grantor the license granted pursuant to clause (i) immediately above and such license, and all sublicenses granted by or on behalf of the Administrative Agent pursuant thereto, shall be terminated as of the Final Payment Date. The exercise of rights and remedies under Section 6.1 by the Administrative Agent will not terminate the rights of the holders of any licenses or sublicenses theretofore granted by Grantor in accordance with the first sentence of this clause (ii).

5.5 Prohibition of Certain Changes. No Grantor shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored (other than locations where such Grantor is a lessee with respect to any oil and gas lease), or the location of its records concerning the Collateral as set forth herein, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least five Business Days prior written notice of such change and any reasonable action requested by the Administrative Agent in connection therewith has been, or will be contemporaneously therewith, completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Creditors, in any Collateral), provided that, any new location shall be in the United States or Canada. No Grantor shall change its fiscal year. No Grantor shall change the location of any Collateral with an aggregate value in excess of $100,000 for such change in location if such change would cause the Security Interest in that Collateral to lapse or cease to be perfected.

5.6 Collateral in Possession of Bailee. If any Collateral of a Grantor with an aggregate value greater than $100,000 is in the possession or control of any single warehouseman, bailee or agent, that Grantor shall notify the Administrative Agent of that circumstance and, if requested by the Administrative Agent, shall use commercially reasonable efforts to promptly obtain an acknowledgment from that warehouseman, bailee or agent, in form and substance reasonably satisfactory to the Administrative Agent, that the warehouseman, bailee or agent holds such Collateral for the benefit of the Administrative Agent and shall act upon the instructions of the Administrative Agent without the further consent of the Grantor.

5.7 Notice of Governmental Obligors. In the event any Account Debtor on any Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority, such Grantor will deliver prompt written notice thereof to the Administrative Agent.

ARTICLE VI

VOTING RIGHTS AND DIVIDENDS

6.1 Voting Rights.

(a) So long as no Event of Default has occurred and is continuing, and until notice is provided pursuant to Section 6.1(b), each Grantor may vote any and all of the Equity Interests owned by it and give consents, waivers or ratifications in respect of those Equity Interests, but no Grantor shall vote or give any consent, waiver or ratification or take any other action that would violate any of the terms of any Loan Document, or materially impair the rights of the Administrative Agent in respect of such Equity Interests.

(b) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) delivery of written notice by the Administrative Agent to the Borrower of its intent to exercise any rights pertaining to the Pledged Interests, all rights of each Grantor in its capacity as the holder of such Equity Interests to vote and to give consents, waivers and ratifications will cease in favor of, and be exercisable by, the Administrative Agent. The Administrative Agent may thereafter exercise any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Interests as if it were the absolute owner thereof, all without liability except to account for Property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. In order to effect this transfer of rights to the Administrative Agent, Grantor shall execute and deliver to the Administrative Agent a proxy in a form reasonably approved by the Administrative Agent, and the Administrative Agent may, upon the occurrence and during the continuance of the circumstances described in clauses (i) and (ii) of the immediately preceding sentence, date and present the proxy to the issuer of such Equity Interests. Without limiting the effect of the previous sentence, each Grantor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Interests owned by such Grantor and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Interests would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Interests on the record books of the Issuer thereof) by any other Person (including the Issuer of such Pledged Securities or any officer or agent thereof) upon the occurrence and during the continuance of an Event of Default. Such proxy shall automatically terminate if such Event of Default has been cured, remedied, or waived by the Lenders or on the Final Payment Date, whichever occurs first.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Interests (and each Issuer party hereto hereby agrees) to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Interests directly to the

Administrative Agent. Such instruction shall automatically terminate if such Event of Default has been cured, remedied, or waived by the Lenders or on the Final Payment Date, whichever occurs first.

(d) After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Interests is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then, until such Event of Default has been cured, remedied, or waived by the Lenders or on the Final Payment Date, whichever occurs first, all rights of the Grantor in respect thereof to exercise the voting and other consensual rights that such Grantor would otherwise be entitled to exercise with respect to the Pledged Interests issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

6.2 Dividends.

(a) So long as no Event of Default has occurred and is continuing, until the Administrative Agent elects to exercise its rights under Section 6.2(b), (i) each Grantor may retain any cash dividends and other cash distributions paid to it and (ii) each Grantor shall hold in trust for the benefit of the Administrative Agent, segregated from the other property or funds of the Grantor, to the extent each is Collateral, any Instruments, securities, Chattel Paper, property or proceeds and products received, receivable or otherwise distributed to it in respect of, or in exchange for, any Collateral and shall promptly deliver the property received by it (except electronic chattel paper, documents or letters of credit and subject to the limitations set forth in Section 3.2(a)) in the same form as received (with any necessary endorsement) to the Administrative Agent to be held as Collateral.

(b) Upon the occurrence and during the continuance of an Event of Default (that has not been waived by the Required Lenders), the Administrative Agent may elect to receive and hold as Collateral cash dividends, payments, distributions or other proceeds with respect to any of the Collateral (and upon that election the right of each Grantor to receive and hold cash dividends and distributions will terminate) and shall thereupon have the sole right to receive any cash dividends, payments, distributions and other proceeds (and may apply them to payment of the Secured Obligations in accordance with the provisions of this Agreement and Section 10.02 of the Credit Agreement) until all Events of Default have been cured, remedied, or waived by the Lenders. If any Grantor receives any dividends or distributions in violation of the provisions of this Section 6.2(b), it shall hold those dividends and distributions, to the extent allowable under applicable Law, in trust for the benefit of the Secured Creditors, segregated from other funds of that Grantor, and shall forthwith pay them over to the Administrative Agent as Collateral in the same form as received (with any necessary endorsement).

ARTICLE VII

REMEDIES

7.1 Events of Default, Etc. If any Event of Default occurs and is continuing:

(a) the Administrative Agent may exercise the rights and remedies with respect to this Agreement as more particularly provided herein or in the other Loan Documents;

(b) Each Grantor shall, upon the reasonable request of the Administrative Agent, assemble Collateral owned by it (and not otherwise in the possession of the Administrative Agent) at such place or places, reasonably convenient to the Administrative Agent and the Grantor, designated in such request, including the premises of the Grantor;

(c) the Administrative Agent may (but will not be obligated to), without notice to any Grantor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of the rights of each Grantor in, to and under, or in any way connected to the Collateral;

(d) the Administrative Agent may (but will not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may (but will not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Collateral;

(e) the Administrative Agent may (but will not be obligated to), in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

(f) the Administrative Agent may (but will not be obligated to), upon 10 Business Days’ prior written notice to any Grantor of the time and place, sell, lease, assign or otherwise dispose of all or any part of the Collateral owned by that Grantor, at such place or places as the Administrative Agent deems best, and for cash or for credit or for credit bid of Secured Obligations (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable Law and cannot be waived). If the Required Lenders direct the Administrative Agent to credit bid the Secured Obligations at any such sale or other disposition, then all Lenders will be bound by that direction. If the Required Lenders do not direct the Administrative Agent to credit bid the Secured Obligations, then any Secured Creditor may credit bid the Secured Obligations owing to it at that sale or other disposition. The Administrative Agent or any other Secured Creditor or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable Law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of any Grantor, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable Law. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent deems appropriate. The Administrative Agent may, in its sole discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable Law. Upon any public or private sale the Administrative Agent may deliver, assign and transfer to the purchaser thereof the Collateral so sold. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels. The Administrative Agent shall not be obligated to make any sale pursuant to any such notice. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Creditor will incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof; provided that if the Event of Default has been cured, remedied or waived during that time period such Collateral will not be sold. All cash proceeds of any such sale, and any other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for or applied then or at any time thereafter, in whole or in part, by the Administrative Agent for the benefit of the Secured Creditors to the payment and satisfaction of the Secured Obligations in accordance with Section 7.6;

(g) upon request of the Administrative Agent, each Grantor shall promptly notify (and each Grantor hereby authorizes the Administrative Agent to so notify) each Account Debtor in respect of any Accounts or Instruments of that Grantor that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent;

(h) the Administrative Agent may, but will not be obligated to, render unusable any of the Collateral;

(i) the Administrative Agent may (but will not be obligated to) deliver a notice of exclusive control to a Bank, Commodity Intermediary or Securities Intermediary pursuant to any control agreement then in effect; and

(j) the Administrative Agent will have, and in its discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured creditor under the UCC (whether or not the UCC is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured creditor is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers or privileges under this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by Law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner of the Collateral (and each Grantor shall take all such action as reasonably requested by the Administrative Agent to give effect to that right).

The Administrative Agent shall apply the proceeds of each collection, sale or other disposition under this Section 7.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Creditors hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, in accordance with Section 7.6, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of Law, including, without limitation, Section 9-615 of the UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Creditor arising out of the exercise by them of any rights hereunder. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

The Grantors recognize that, by reason of certain prohibitions contained in the Securities Act, as amended, and applicable state securities Laws, the Administrative Agent may be compelled, subject to the notice provision as provided in paragraph (f) of this Section 7.1, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantors acknowledge that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale will not be deemed to have been made in a commercially unreasonable manner by reason of such less favorable terms and that the Administrative Agent will have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the applicable Grantor or the Issuer thereof to register it for public sale under the Securities Act, or under applicable state securities Laws, even if such grantor or issuer would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Interests pursuant to this Section 7.1 valid and binding and in compliance with any and all other applicable Laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.1 will cause irreparable injury to the Administrative Agent and the other Secured Creditors, that the Administrative Agent and the other Secured Creditors have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.1 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

7.2 Collections on Accounts, Etc. Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify the Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Administrative Agent for the ratable benefit of the Secured Creditors and that payments in respect thereof shall be made directly to the Administrative Agent. At any time after the occurrence and during the continuance of an Event of Default, the

Administrative Agent may in its own name or in the name of others communicate with the Account Debtors to verify with them to its satisfaction the existence, amount and terms of any Accounts, Chattel Paper or Payment Intangibles.

7.3 Proceeds. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a special collateral account maintained by the Administrative Agent, subject to withdrawal by the Administrative Agent for the ratable benefit of the Secured Creditors only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Creditors, segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Creditors) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in this Article VII. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds on deposit in said special collateral account on account of the Secured Obligations in such order as the Administrative Agent may elect, and any part of such funds that the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to each Grantor or to whomsoever may be lawfully entitled to receive the same.

7.4 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under this Article VII are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent will retain all rights and remedies under the Loan Documents and the Secured Swap Agreements, and the Grantors will remain liable with respect to any deficiency and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Creditor to collect such deficiency.

7.5 Private Sale. The Administrative Agent and the other Secured Creditors will not incur any liability as a result of the sale, lease or other disposition of all or any part of the Collateral at any private sale pursuant to Section 7.1 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, Grantor hereby waives any claims against the Administrative Agent or any other Secured Creditor arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree. Each Grantor further acknowledges that any offer to sell any Collateral consisting of Equity Interests that has been (a) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or (b) made privately in the manner described above to not less than 15 bona fide offerees will be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the UCC (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that the Administrative Agent or one or more of the other Secured Creditors may, in such event, bid for the purchase of such Equity Interests.

7.6 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant to this Article VII, and any other cash at the time held by the Administrative Agent under this Article VII, shall be applied by the Administrative Agent as provided in Section 10.02(c) of the Credit Agreement.

7.7 Administrative Agent’s Right to Perform on the Grantor’ Behalf. If any Grantor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but will not be obligated to), upon reasonable notice to that Grantor, unless that Grantor is diligently pursuing a cure for such failure that cannot reasonably be obtained more quickly by the Administrative Agent’s performance as specified herein, itself reasonably perform or cause to be reasonably performed such obligations at the expense of the Grantor, either in its name or in the name and on behalf of the Grantor.

7.8 Preservation of Rights. Neither the Administrative Agent nor any Secured Creditor is required to take any steps to preserve any rights against prior parties to any of the Collateral.

7.9 Rights of Secured Creditors. The Administrative Agent or any other Secured Creditor may (but is not obligated to) pay or secure payment of any overdue tax or other overdue claim (except for taxes or claims (a) being contested in good faith by the applicable Grantor and with respect to which any reserves required by GAAP are established by the Grantor on its books and (b) of which the failure to pay or perform could not reasonably be expected to result in a Material Adverse Effect) that may be secured by or result in a Lien on any Collateral. The Administrative Agent or any other Secured Creditor may (but is not obligated to) do any other thing that it reasonably believes is necessary or desirable (i) to preserve, protect or maintain the Collateral if the applicable Grantor is failing to do so in breach of this or any other Loan Document or (ii) upon the occurrence and during the continuance of an Event of Default, to enhance the value of the Collateral. The Grantors shall promptly reimburse the Administrative Agent or any other Secured Creditor for any reasonable payment or documented expense (including reasonable attorneys’ fees and documented expenses) that the Administrative Agent or such other Secured Creditor incurs pursuant to this Section 7.9.

7.10 Registration of Equity Interests. If the Administrative Agent shall determine to exercise the right to sell any or all of the Pledged Interests under this Article VII, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Interests, or that portion thereof to be sold, registered under the provisions of the Securities Act, as amended, the relevant Grantor will (a) use its commercially reasonable efforts to cause the relevant Issuer to execute and deliver, and to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Interests, or that portion thereof to be sold, under the provisions of the Securities Act, and (b) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Interests, or that portion thereof to be sold, and make all amendments thereto and/or to the related prospectus that, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. The Borrower shall use its commercially reasonable efforts to cause the relevant Issuer to comply with the provisions of the securities or “Blue Sky” Laws of any and all jurisdictions that the Administrative Agent designates and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

7.11 Notice of Remedies. The Administrative Agent will provide notice to the Borrower of its exercise of remedies under Law or under the Loan Documents to the extent, and at the times, required by Law. In any case, the Administrative Agent will provide prompt written notice to the Borrower of its exercise of remedies; provided that the failure to provide such notice will not constitute a breach by the Administrative Agent of any of the Loan Documents and shall not in any way impair or affect the validity or availability of the remedy being exercised.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

8.1 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) unless being disputed under Section 8.04 of the Credit Agreement, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii) execute, in connection with any sale provided for in Article VII, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and to execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (I) assign any patent or trademark (along with the goodwill of the business to which any such trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Creditors’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 8.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing.

(b) After the occurrence and during the continuation of an Event of Default, if any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at the interest rate provided for in Section 3.02(c) of the Credit Agreement from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

8.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Creditor nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (except as provided herein). The powers conferred on the Administrative Agent and the other Secured Creditors hereunder are solely to protect the Administrative Agent’s and the other Secured Creditors’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Creditor to exercise any such powers. The Administrative Agent and the other Secured Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable Law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Secured Obligations, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable Law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Creditor to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Creditor now has or may hereafter have against each Grantor, any Grantor or other Person.

8.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Creditors with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE IX

MISCELLANEOUS

9.1 Waivers of Rights Inhibiting Enforcement. Each Grantor waives, to the maximum extent permitted by applicable Law:

(a) any rights or privileges that it may acquire under the UCC or any other applicable law (and further agrees not to assert any such rights);

(b) any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(c) except as otherwise provided in this Agreement or the other Loan Documents, ALL LEGAL RIGHTS THAT MIGHT OTHERWISE REQUIRE THE ADMINISTRATIVE AGENT TO ENFORCE ITS RIGHTS BY JUDICIAL PROCESS OR JUDICIAL HEARING, NOTICE OF JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT ANY GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;

(d) all rights of redemption, appraisement, valuation, stay, extension and moratorium;

(e) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other Secured Creditors under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable Law;

(f) all rights and defenses arising out of an election of remedies by any Secured Creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed any Grantor’s rights of subrogation and reimbursement against any other Grantor;

(g) all rights and defenses that any Grantor may have because the Secured Obligations are secured by real property. This means, among other things:

(i) The Secured Creditors may collect from any Grantor without first foreclosing on any real or personal property collateral pledged by any Grantor; and

(ii) If any Administrative Agent forecloses on any real property collateral pledged by any Grantor:

(A) The amount of the Secured Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) The Secured Creditors may collect from any Grantor even if the Secured Creditors, by foreclosing on the real property collateral, has destroyed any right that Grantor may have to collect from any other Grantor.

This is an unconditional and irrevocable waiver of any rights and defenses each Grantor may have because the Secured Obligations are secured by real property.

9.2 No Waiver; Remedies Cumulative. No failure on the part of any Secured Creditor or any of its agents to exercise, no delay in exercising and no course of dealing with respect to, any right, power or remedy hereunder will operate as a waiver thereof. No single or partial exercise by any Secured Creditor or any of its agents of any right, power or remedy hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies in this Agreement or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies that any Secured Creditor would otherwise have, including, without limitation, any rights of set-off. No notice to or demand on any Grantor in any case will entitle that Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand, except as required by this Agreement.

9.3 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto must be sent or delivered by mail, e-mail, telecopy or courier service and all such notices and communications will be effective when received. All notices and other communications must be in writing and addressed to such party as follows:

(a) in the case of the Borrower or the Administrative Agent, the address provided in the Credit Agreement;

(b) in the case of any other Secured Creditor, the address specified by such Secured Creditor in writing to the Administrative Agent and the Borrower; and

(c) in the case of any Guarantor, to 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19118, Attention of Sean P. McGrath, Telecopier: 215.405.3882;

or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

9.4 Payment of Expenses, Indemnities, Etc. To the extent and at such times the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement:

(a) Each Grantor agrees to pay or promptly reimburse the Administrative Agent and each other Secured Creditor for all advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all reasonable attorneys’ fees, documented legal expenses and court costs) incurred by any Secured Creditor in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Creditor under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) enforcing or preserving any rights under this Agreement.

(b) Without duplication of Section 9.4(a), each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Creditors harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and reasonable attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) or the execution, delivery, enforcement, performance and administration of this Agreement; provided that the foregoing shall not apply to the extent such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements have resulted from (i) the gross negligence or willful misconduct of the Administrative Agent or any other Secured Creditor (as determined by a final, nonappealable judgment of a court of competent jurisdiction), (ii) a material breach of the material obligations of the Administrative Agent or any other Secured Creditor under this Agreement or (iii) any proceeding that is solely among Secured Creditors.

9.5 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Grantor therefrom, will in any event be effective unless the same is in writing and signed by the Grantors and the Administrative Agent acting with the written consent of the Required Lenders (or such other percentage of Lenders as required by Section 12.02 of the Credit Agreement). Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

9.6 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the respective successors and permitted assigns of the Grantors and the Administrative Agent, the Secured Creditors, and each holder of any of the Secured Obligations, but no Grantor shall assign or transfer its rights under this Agreement without the prior written consent of the Administrative Agent.

9.7 Survival, Etc. The obligations of the parties under Section 9.4 shall survive the Final Payment Date. The representations and warranties of the Grantor set out in this Agreement or contained in any documents delivered to any Secured Creditor pursuant to this Agreement will survive the execution and delivery of this Agreement.

9.8 Limitation of Liability. NO SECURED CREDITOR WILL HAVE LIABILITY WITH RESPECT TO, AND EACH GRANTOR HEREBY WAIVES TO THE EXTENT PERMITTED BY LAW, RELEASES AND AGREES NOT TO SUE FOR:

(a) ANY LOSS OR DAMAGE SUSTAINED BY SUCH GRANTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY LAWFUL EXERCISE OF ANY LAWFUL RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT RESULTING FROM ACTS OR OMISSIONS ON THE PART OF SUCH SECURED CREDITOR CONSTITUTING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BAD FAITH OR MATERIAL BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b) ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH GRANTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

9.9 Subrogation. To the extent any Grantor is subrogated to the rights of the Secured Creditors against the Borrower in respect of any amounts paid by such Grantor under this Agreement, such Grantor shall not enforce or be entitled to receive any payments arising out of or based upon such right of subrogation until the Final Payment Date. If any amount is paid to any Grantor on account of subrogation rights under this Agreement prior to such date, such Grantor shall hold such amount in trust for the benefit of the Secured Creditors and shall promptly pay such amount to the Secured Creditors to be credited and applied to the Secured Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Loan Documents.

9.10 Severability. If one or more provisions of this Agreement is invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality, and enforceability of the remaining provisions contained herein will not be affected or impaired thereby.

9.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of may be delivered in original, facsimile or other electronic (e.g., “.pdf”) form and all of which taken together are deemed one and the same agreement. This Agreement will become effective at such time as the Administrative Agent receives counterparts hereof signed by all of the intended parties hereto.

9.12 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT IS GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MUST BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THOSE COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OF THE CREDIT AGREEMENT (OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 OF THE CREDIT AGREEMENT) OR SECTION 9.3 OF THIS AGREEMENT HERETO, AS APPLICABLE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (1) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (2) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (3) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.12.

9.13 Additional Grantor. Pursuant to Section 8.13 of the Credit Agreement, an entity which becomes a Subsidiary after the date of the Credit Agreement is required to become a party to this Agreement as a Grantor promptly after becoming a Subsidiary. Upon execution and delivery by the Administrative Agent and such Subsidiary of a Joinder Agreement, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any Joinder Agreement adding an additional Grantor as a party to this Agreement does not require the consent of any other Grantor hereunder. The rights and obligations of the Grantors hereunder will remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

9.14 Set-Off. The provisions of Section 12.08 of the Credit Agreement are incorporated herein by reference.

9.15 Final Agreement of the Parties. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN NEGOTIATIONS AND AGREEMENTS RELATING TO THE SUBJECT MATTER HEREOF. THE PROVISIONS OF THIS AGREEMENT MAY NOT BE EXPLAINED, SUPPLEMENTED OR QUALIFIED THROUGH EVIDENCE OR TRADE USAGE OR A PRIOR COURSE OF DEALING. IN ENTERING INTO THIS AGREEMENT, NEITHER PARTY HAS RELIED UPON ANY STATEMENT, REPRESENTATION, WARRANTY OR AGREEMENT OF THE OTHER PARTY EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THERE ARE NO CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ATLAS GROWTH PARTNERS, L.P.,
a Delaware limited partnership

By:	Atlas Growth Partners GP, LLC,
its general partner

By:	/s/ Sean P. McGrath

Sean P. McGrath
Chief Financial Officer and
Authorized Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT

ATLAS GROWTH PARTNERS, L.P.]

ATLAS GROWTH HOLDINGS OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Atlas Growth Partners GP, LLC, under delegation of authority from Atlas Growth Partners, L.P., its sole member

By:	/s/ Sean P. McGrath

Sean P. McGrath
Chief Financial Officer and
Authorized Officer

ATLAS GROWTH TEXAS, LLC,
a Texas limited liability company
ATLAS GROWTH OKLAHOMA, LLC,
an Oklahoma limited liability company
ATLAS GROWTH EAGLE FORD, LLC,
a Texas limited liability company

By:	Atlas Growth Partners GP, LLC, under delegation of authority from Atlas Growth Holdings Operating Company, LLC, its sole member

By:	/s/ Sean P. McGrath

Sean P. McGrath
Chief Financial Officer and
Authorized Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT

ATLAS GROWTH PARTNERS, L.P.]

WELLS FARGO BANK, NATIONAL, ASSOCIATION, as the Administrative Agent

By:	/s/ Matthew W. Coleman

Matthew W. Coleman
Director

[SIGNATURE PAGE TO SECURITY AGREEMENT

ATLAS GROWTH PARTNERS, L.P.]

SCHEDULE 4.3

GRANTOR INFORMATION

Grantor Name	Type of Organization	Jurisdiction of Formation	Foreign Qualification	EIN	Entity Identification Number	Chief Executive Office
Atlas Growth Partners, L.P.	Limited Partnership	DE	N/A	##-#######	#######	1000 Commerce Drive, 4th Floor; Pittsburg, PA 15275
Atlas Growth Holdings Operating Company, LLC	Limited Liability Company	DE	N/A	##-#######	#######	1000 Commerce Drive, 4th Floor; Pittsburg, PA 15275
Atlas Growth Texas, LLC	Limited Liability Company	TX	N/A	##-#######	##########	1000 Commerce Drive, 4th Floor; Pittsburg, PA 15275
Atlas Growth Eagle Ford, LLC	Limited Liability Company	TX	N/A	##-#######	##########	1000 Commerce Drive, 4th Floor; Pittsburg, PA 15275
Atlas Growth Oklahoma, LLC	Limited Liability Company	OK	N/A	##-#######	##########	1000 Commerce Drive, 4th Floor; Pittsburg, PA 15275

SCHEDULE 4.4

CHANGE IN CIRCUMSTANCES

None.

SCHEDULE 4.5

TRADE NAMES

None.

SCHEDULE 4.6

PERFECTION ACTIONS

Uniform Commercial Code Filings

1.	Secretary of State of the Date of Delaware, with respect to Atlas Growth Partners, L.P. and Atlas Growth Holdings Operating Company, LLC.

2.	Secretary of State of the State of Texas, with respect to Atlas Growth Texas, LLC and Atlas Growth Eagle Ford, LLC.

3.	County clerk of Oklahoma County, with respect to Atlas Growth Oklahoma, LLC.

Control Agreements

Execution of a “control agreement” for each Investment Account as required by Section 3.2(e) of the Agreement.

SCHEDULE 4.7

OTHER FINANCING STATEMENTS

None.

SCHEDULE 4.8

LOCATION OF INVENTORY AND EQUIPMENT

3500 Massillon Road, Suite 100

Uniontown, OH 44685

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

425 Houston Street, Suite 300

Fort Worth, TX 76102

SCHEDULE 4.9

CERTAIN SIGNIFICANT TRANSACTIONS

On November 5, 2014, Atlas Growth Holdings Operating Company, LLC, through its wholly-owned subsidiary Atlas Growth Eagle Ford, LLC, completed its acquisition of oil and gas assets in the Eagle Ford Shale in South Texas for approximately $137 million.

SCHEDULE 4.11

DEPOSIT, COMMODITIES AND SECURITIES ACCOUNTS

NAME	Bank Account#	Account Type	Past 12 months over $200k?

Atlas Growth Partners, LP	############	Deposit Account	Yes

Atlas Growth Holdings Operating Company, LLC	############	Deposit Account	Yes
Atlas Growth Holdings Operating Co, LLC - Royalty Disbursements	############	Deposit Account	No
Atlas Growth Holdings Operating Co, LLC - Disbursements	############	Deposit Account	No
Atlas Growth Holdings Operating Co, LLC - A/P Disbursements	############	Deposit Account	No

Atlas Growth Holdings Operating Company, LLC - Partnership Disbursements	############	Deposit Account	Yes

SCHEDULE 4.12

COMMERCIAL TORT CLAIMS

None.

SCHEDULE 4.13

EQUITY INTERESTS

Issuer	Form and Jurisdiction of Organization	Type of Equity Interest Certificate Information	Beneficial Owner	% of Interests Pledged
Atlas Growth Partners, L.P.	DE Limited Partnership	LP Interests Uncertificated	Atlas Growth Partners GP, LLC	2%
Atlas Growth Holdings Operating Company, LLC	DE Limited Liability Company	Membership Interests Uncertificated	Atlas Growth Partners, L.P.	100%
Atlas Growth Texas, LLC	TX Limited Liability Company	Membership Interests Uncertificated	Atlas Growth Holdings Operating Company, LLC	1000%
Atlas Growth Eagle Ford, LLC	TX Limited Liability Company	Membership Interests Uncertificated	Atlas Growth Holdings Operating Company, LLC	100%
Atlas Growth Oklahoma, LLC	OK Limited Liability Company	Membership Interests Uncertificated	Atlas Growth Holdings Operating Company, LLC	100%
Atlas Eagle Ford Operating Company, LLC	TX Limited Liability Company	Membership Interests Uncertificated	Atlas Growth Holdings Operating Company, LLC	50%

SCHEDULE 4.15

PATENTS AND TRADEMARKS

None.

ANNEX 1

SECURITY AGREEMENT SUPPLEMENT

This Security Agreement Supplement, dated             , 20     is delivered pursuant to Section 5.3(b) of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties in Article IV of the Security Agreement are and continue to be true and correct. The undersigned further agrees that this Security Agreement Supplement may be attached to that certain Security Agreement, dated May 1, 2015, between the undersigned, as the Grantors, and Wells Fargo Bank, National Association, as the Administrative Agent, (the “Security Agreement”) and that the Equity Interests listed on Schedule I to this Amendment shall be considered Pledged Interests and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in said Security Agreement.

[ ]

By:
Name:
Title:

SCHEDULE I TO SECURITY AGREEMENT SUPPLEMENT

EQUITY INTERESTS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

EXHIBIT H

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, as contemplated hereby, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate of a [identify Lender] / an Approved Fund][1]

3. Borrower:	Atlas Growth Partners, L.P.

4. Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement, dated as of May 1, 2015 among Atlas Growth Partners, L.P., as Borrower, each of the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

1 Select as applicable.

6. Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                     , 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

The undersigned hereby consent to the within assignment:3

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

ATLAS GROWTH PARTNERS, L.P.

By: Atlas Growth Partners GP, LLC, its general partner

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Interest, the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption Agreement is a completed Administrative Questionnaire in the form provided by the Administrative Agent and subject to Section 12.04(b)(ii)(B) of the Credit Agreement, together with this Assignment and Assumption Agreement, the parties hereto have delivered to the Administrative Agent a processing and recordation fee of $3,500; and agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I

FORM OF RESERVE REPORT CERTIFICATE

[October]/[April] 1, 20[    ]

This Reserve Report Certificate (“Certificate”) is executed and delivered pursuant to Section 8.11(c) of that certain Credit Agreement, dated as of May 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”) among Atlas Growth Partners, L.P. (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and the Lenders from time to time party thereto. Unless otherwise defined herein, all capitalized terms have the meanings set forth in the Credit Agreement.

The undersigned, a Responsible Officer of the General Partner, hereby certifies to the Administrative Agent and Lenders that in all material respects, to the best of the Responsible Officer’s knowledge:

(i) the information contained in the Reserve Report attached hereto as Attachment 1 to this Certificate (“Reserve Report”) and any other information delivered in connection therewith is true and correct, except that with respect to the projections in the Reserve Report, the Responsible Officer only represents that such projections were prepared in accordance with SEC regulations;

(ii) the representations and warranties contained in Section 7.17(a) and Section 7.17(b) of the Credit Agreement remain true and correct as of the date hereof;

(iii) except as set forth in Attachment 2 to this Certificate, on a net basis there are no gas imbalances or other prepayments made to the Borrower or any Subsidiary with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver and transfer ownership at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $1,000,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons;

(iv) except as listed in Attachment 3 to this Certificate, none of the Oil and Gas Properties of the Loan Parties have been sold since the date of the last Borrowing Base determination;

(v) attached hereto as Attachment 4 to this Certificate is a list of all marketing agreements entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower would have been obligated to list on Schedule 7.20 of the Credit Agreement had such agreement been in effect on the Effective Date; and

(vi) attached hereto as Attachment 5 to this Certificate is a schedule of the Oil and Gas Properties evaluated by the Reserve Report that are Mortgaged Properties demonstrating the percentage of the value of all Oil and Gas Properties evaluated in the Reserve Report as of the date hereof that the value of such Mortgaged Properties represents.

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of the     day of [Month], 20[    ].

ATLAS GROWTH PARTNERS, L.P.

By: Atlas Growth Partners GP, LLC, its general partner

By:
Name:
Title:

ATTACHMENT 1

RESERVE REPORT

ATTACHMENT 2

GAS IMBALANCES, TAKE OR PAY, OR OTHER PREPAYMENTS

ATTACHMENT 3

OIL & GAS PROPERTIES SOLD

ATTACHMENT 4

MARKETING AGREEMENTS ENTERED INTO SUBSEQUENT TO [date]

ATTACHMENT 5

OIL & GAS PROPERTIES THAT ARE MORTGAGED PROPERTIES

Mortgaged Property Name	Percentage of the Borrowing Base that the value of Mortgaged Property represents

EXHIBIT J

FORM OF JOINDER AGREEMENT

This Joinder Agreement dated as of [                    ] (this “Agreement”), is between [                ], a [                ] (the “New Guarantor”), and Wells Fargo Bank, National Association, in its capacity as administrative agent under the Credit Agreement (defined below) (in such capacity, the “Administrative Agent”). Capitalized terms used in this Agreement without definition have the meanings assigned to those terms in the Guaranty, the Security Agreement, and the Credit Agreement.

RECITALS

A. Pursuant to a Credit Agreement dated as of May 1, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Atlas Growth Partners, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and the Administrative Agent, the Lenders agreed to make loans and other extensions of credit to the Borrower in an aggregate principal amount of up to the Maximum Credit Amounts.

B. The Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Secured Swap Agreements with one or more Secured Swap Providers (as defined in the Security Agreement, defined below).

C. The Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into an agreement in respect of Bank Products with a Bank Products Provider.

D. Pursuant to an Guaranty dated as of May 1, 2015 (as amended, restated or otherwise modified from time to time, the “Guaranty”) made by the Subsidiaries of the Borrower party thereto from time to time (the “Guarantors”) in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined in the Guaranty), the Guarantors have guaranteed the payment of the Indebtedness, and pursuant to a Security Agreement dated as of May 1, 2015 (as amended, restated or otherwise modified from time to time, the “Security Agreement”) made by the Borrower, the Subsidiaries of Borrower party thereto from time to time (together with the Borrower, the “Grantors”), and the Agent for the benefit of the Secured Creditors (as defined in the Security Agreement), the Grantors have granted security interests in the collateral described therein as security for the Indebtedness.

E. Section 4.14 of the Guaranty and Section 9.13 of the Security Agreement provide that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty and Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Agreement. The New Guarantor is executing this Agreement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty and a Grantor under the Security Agreement.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

1. In accordance with Section 4.14 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named as a Guarantor in the Guaranty, and the New Guarantor hereby (a) ratifies, as of the date hereof, and agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty will be deemed to include the New Guarantor.

2. In accordance with Section 9.13 of the Security Agreement, the New Guarantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and the New Guarantor hereby (a) ratifies, as of the date hereof, and agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof. The Schedules to the Security Agreement are hereby supplemented by the Schedules attached hereto with respect to the New Guarantor. In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), hereby grants to the Administrative Agent, for the ratable benefit of the Secured Creditors, a security interest in all of the New Guarantor’s right, title and interest in, to and under the Collateral (as defined in the Security Agreement) of the New Guarantor. Each reference to a “Grantor” in the Security Agreement will be deemed to include the New Guarantor.

3. If required, the New Guarantor is, simultaneously with the execution of this Agreement, executing and delivering such Security Instruments (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

4. The New Guarantor represents and warrants to the Administrative Agent that:

(a) an executed (or conformed) copy of each of the Loan Documents, the Secured Swap Agreements and the Bank Products Agreements, if any, has been made available to a Responsible Officer of the New Guarantor and such Responsible Officer has a duty to and has read these documents, and has full notice and knowledge of the terms, conditions and effects thereof. The New Guarantor has, independently and without reliance upon any Secured Creditor or any information received from the Secured Creditors, and based upon such documents and information as the New Guarantor has deemed appropriate, made its own analysis of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Indebtedness, and decision to enter into the Guaranty. The New Guarantor has received the advice of its attorney in entering into the Guaranty and the other Loan Documents to which it is a party. The New Guarantor has not relied and will not rely upon any representations or warranties of the Administrative Agent not embodied in the Guaranty or any acts heretofore or hereafter taken by the Administrative Agent (including but not limited to any review by the Administrative Agent of the affairs of Borrower). The New Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and assets of the Borrower, and the New Guarantor is not relying upon any Secured Creditor to provide (and no Secured Creditor will have a duty to provide) any such information to any Guarantor either now or in the future; and

(b) the representations and warranties set forth in Article VII of the Credit Agreement are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by the New Guarantor, and the New Guarantor, jointly and severally represents and warrants that each of such representations and warranties are true and correct (which representations and warranties shall be deemed to have been renewed at the time of each Loan under the Credit Agreement); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of Section 4(b), be deemed to be a reference to such New Guarantor’s knowledge.

5. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract.

6. Except as expressly supplemented by this Agreement, the Guaranty and the Security Agreement remain in full force and effect.

7. THIS AGREEMENT IS GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. This Agreement is a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

9. The New Guarantor agrees to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things as may be requested by the Administrative Agent as necessary or advisable to carry out the intents and purposes of this Agreement, the Security Instruments and the Credit Agreement.

10. All communications and notices to the New Guarantor under the Guaranty and the Security Agreement must be in writing and given as provided in Section 4.1 of the Guaranty to the address for the New Guarantor set forth under its signature below.

11. The New Guarantor shall reimburse the Administrative Agent for its reasonable documented out of-pocket expenses in connection with this Agreement, including reasonable fees and documented expenses for legal services.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Joinder Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or modifications thereto, the “Credit Agreement”), among Atlas Growth Partners, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                     , 20[    ]

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or modifications thereto, the “Credit Agreement”), among Atlas Growth Partners, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                    , 20[    ]

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or modifications thereto, the “Credit Agreement”), among Atlas Growth Partners, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                     , 20[    ]

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 1, 2015 (together with all amendments, restatements, supplements or modifications thereto, the “Credit Agreement”), among Atlas Growth Partners, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                     , 20[    ]

SCHEDULE 7.05

LITIGATION

None.

SCHEDULE 7.05 TO CREDIT AGREEMENT

SCHEDULE 7.06

ENVIRONMENTAL

None.

SCHEDULE 7.06 TO CREDIT AGREEMENT

SCHEDULE 7.11

ERISA

None.

SCHEDULE 7.11 TO CREDIT AGREEMENT

SCHEDULE 7.15

SUBSIDIARIES AND OTHER EQUITY INTERESTS

Subsidiaries

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership	Type of Equity Interest	Number of Issued Shares
Atlas Growth Holdings Operating Company, LLC	DE	Borrower	100%	LLC Membership	N/A
Atlas Growth Texas, LLC	TX	Atlas Growth Holdings Operating Company, LLC	100%	LLC Membership	N/A
Atlas Growth Oklahoma, LLC	OK	Atlas Growth Holdings Operating Company, LLC	100%	LLC Membership	N/A
Atlas Growth Eagle Ford, LLC	TX	Atlas Growth Holdings Operating Company, LLC	100%	LLC Membership	N/A

Other Persons in which a Loan Party owns Equity Interest

Entity	Jurisdiction of Formation	Owner	Percentage of Ownership	Type of Equity Interest	Number of Issued Shares
Atlas Eagle Ford Operating Company, LLC	TX	Atlas Growth Holdings Operating Company, LLC	50%	LLC Membership	N/A

SCHEDULE 7.15 TO CREDIT AGREEMENT

SCHEDULE 7.19

GAS IMBALANCES

None.

SCHEDULE 7.19 TO CREDIT AGREEMENT

SCHEDULE 7.20

MARKETING CONTRACTS

None.

SCHEDULE 7.20 TO CREDIT AGREEMENT

SCHEDULE 9.02

EXISTING DEBT

None.

SCHEDULE 9.02 TO CREDIT AGREEMENT

SCHEDULE 9.03

EXISTING LIENS

None.

SCHEDULE 9.03 TO CREDIT AGREEMENT

SCHEDULE 9.05

INVESTMENTS

Investments made in Atlas Eagle Ford Operating Company LLC prior to the Effective Date.

SCHEDULE 9.05 TO CREDIT AGREEMENT

SCHEDULE 9.13

AFFILIATE TRANSACTIONS

1.	Purchase and Sale Agreement between Cinco Resources, Inc. and Cima Resources, as Seller and ARP Eagle Ford, LLC (“ARPEF”) and Atlas Growth Eagle Ford, LLC (“AGEF”), as Purchaser dated September 24, 2014, as amended.

2.	Amended and Restated Shared Acquisition and Operating Agreement among ARPEF, AGEF, and Atlas Eagle Ford Operating Company, LLC (“Operating”).

3.	Contract Operating Agreement among ARPEG, AGEF and Operating dated November 5, 2014.

4.	AGEF’s production in the Eagle Ford is sold under the following agreements:

Crude:

A.	Atlas Eagle Ford Operating Company, LLC & Shell Trading (US) Company Effective 2/1/15

B.	Atlas Eagle Ford Operating Company, LLC & Enterprise Crude Oil LLC Effective 2/1/15

Nat Gas and NGL:

Cinco Natural Resources Corporation & Regency Field Services, LLC Dated 11/1/11

5.	AGEF’s production in the Marble Falls is sold under the following agreements:

Crude:

Atlas Barnett, LLC & Enterprise Crude Oil LLC Effective 2/1/15

Gathering and NGL:

Atlas Barnett, LLC & Enbridge E&P (N. Texas) L.P. Dated 11/1/13

Nat Gas Transportation:

Atlas Barnett, LLC & Enbridge Pipelines (N. Texas) L.P. Dated 12/1/09

Nat Gas Sales:

Atlas Barnett, LLC & ETC Marketing, Ltd. Dated 9/1/12

SCHEDULE 9.13 TO CREDIT AGREEMENT